CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION. BOXES AND ASTERISKS DENOTE SUCH OMISSION

Dated January 11, 2013

Agreement for Lease

between
Digital Realty (ST. DENIS) SÀRL
as Landlord
Rackspace LIMITED
as Tenant

CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION. BOXES AND ASTERISKS DENOTE SUCH OMISSION
Table of Contents
Page

1.	Definitions and Interpretation	1
2.	Agreement for Lease	1
3.	Conditionality	1
4.	Design	3
5.	Stage 2	13
6.	Execution of the Shell Building Works and the Stage Works	14
7.	Landlord's Variations to the Shell Building Works and the Stage Works	16
8.	Tenant's Requested Modifications	18
9.	Intellectual Property	22
10.	Confidentiality	24
11.	Certificates of Practical Completion	25
12.	Capital Allowances	26
13.	Grant of Leases	27
14.	Completion	29
15.	Title	29
16.	Matters affecting the Presmises and the Site	30
17.	Value Added Tax	31
18.	Interest	32
19.	Determination	32
20.	Insurance	32
21.	Alienation	34
22.	Effect of this Agreement	34
23.	Announcements	35
24.	Disputes	35
25.	Limitation of Liability	37
26.	Consequential Damages	37
27.	Service of Process	37
28.	Governing law and jurisdiction	38
29.	Rights of third parties	39
30.	Intentionally Omitted	39
31.	Counterparts and Notice	39
32.	Termination Rights, Penalties, Default and Remedies	39
33.	Guaranty Provisions - Digital	46
34.	Guaranty Provisions - Rackspace	47
35.	Intentionally deleted	49
36.	Building-2 Site	49

Schedule 1.1	Base Specification - Initial
Schedule 1.2	Base Specification - Final
Schedule 2	Commissioning Criteria
Schedule 3	Form of Commissioning Complete Letter
Schedule 4	Form of Lease
Schedule 5	Intentionally Omitted
Schedule 6	Committed Take Down Schedule/Initial Target Dates
Schedule 7	Development Costs
Schedule 8	Site Acquisition
Schedule 9	Definitions
Schedule 10	Default Design Scope Summary
Schedule 11	Early Access
Schedule 12	Landlord's Excluded Materials

CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND ESCHANGE COMMISION. BOXES AND ASTERIXES DENOTE SUCH OMISSION

This Agreement for Lease (this “Agreement”) is dated January 11, 2013 and made between:
Digital Realty (St. Denis) S.À.R.L, a company registered in Luxembourg (registered number B136278) (the “Landlord”); and
Rackspace Limited, a company registered in England & Wales (registered number 03897010) (the “Tenant”); and

It Is Agreed that:

1.	Definitions and Interpretation

1.1.	Words and expressions used in this Agreement shall have the meanings given to them in Schedule 9.

1.2.	Interpretation

(a)	Words of one “gender” shall include the other two genders and words in the singular shall include the plural and vice versa.

(b)	The words “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of the words preceding them.

(c)	If a party comprises two or more persons their obligations and liabilities are “joint and several”.

(d)
Reference to a “party” agreeing not to do or omit any act or thing shall also mean that party will not permit or knowingly suffer it to be done or omitted and will take all such steps as may reasonably be required to prevent it being done.

(e)	Any reference to a “Clause” is a reference to a clause of this Agreement and headings to this Agreement do not affect its interpretation and are for guidance only.

(f)	Any reference to an “enactment” includes any consolidation, re‑enactment or modification of the same and any subordinate legislation in force under the same.

(g)	Any reference to “value added tax” shall include any tax of a similar nature that may be substituted for or levied in addition to it.

2.	Agreement for Lease
In consideration of the Tenant's obligations under this Agreement and subject to its terms, the Landlord will grant and the Tenant will accept from the Landlord a lease of Phase 1 (the “Phase 1 Lease”), a lease of Phase 2 (the “Phase 2 Lease”), a lease of Phase 3 (the “Phase 3 Lease”), a lease of Phase 4 (the “Phase 4 Lease”) and a lease of Phase 5 (the “Phase 5 Lease”) together with the Operational Space and POP Room Space(s), as applicable, on the terms of this Agreement.

3.	Conditionality

3.1.
Landlord and Tenant will work together reasonably and in good faith to mutually agree on the Site, pursuant and subject to the terms and conditions set forth in Schedule 8. The terms of this Agreement and the obligations of the parties to it shall be conditional upon the Landlord Completing the Acquisition of the Site (defined in Clause 3.2, below) in accordance with Schedule 8.

3.2.
Immediately upon the unconditional Completion of the Acquisition of a freehold interest in and to the Site by the Landlord, including the Landlord's delivery of the Registration Application Evidence to the Tenant, the provisions of this Agreement shall be deemed to be in full force and effect (i.e., such provisions shall no longer be deemed to be conditional) relative to the Building and the rights, duties, and obligations of Tenant and Landlord under this Agreement with respect to the Building. Notwithstanding the foregoing, the terms and provisions set forth in this Clause 3 and in Clauses 4, 9, 10, 13.1(b), 16, 23, 24, 25, 26, 27, 28, 29, 31, 32, 33, and 34 and Schedule 8 shall be effective, in full force and effect, and binding upon the parties hereto from and after the date of this Agreement. The term “Completion of the Acquisition”, and similar phrases used in this Agreement with regard to a Site, shall mean and refer to Landlord having delivered to the Tenant, the Conveyance Evidence and Registration Application Evidence evidencing Landlord having acquired a freehold interest in and to the Site.

3.3.
Further, notwithstanding anything to the contrary contained herein, if Landlord does not Complete the Acquisition of a Site within three hundred sixty-five (365) calendar days after the effective date of this Agreement (the “Long Stop Acquisition Date”), Tenant shall have the right to terminate this Agreement (the “Acquisition Failure Termination Right”) by delivering written notice thereof to Landlord on or before the date that is thirty (30) days after the Long Stop Acquisition Date, which notice of termination shall be effective fifteen (15) days after the giving of such notice, but which notice of termination shall be deemed ineffective if, within said 15-day period, Landlord Completes the Acquisition of the Site and delivers the Conveyance Evidence and the Registration Application Evidence to Tenant. In the event (a) this Agreement is terminated pursuant to this Clause 3, and (b) the Rackspace Design Contribution Payment (defined in Schedule 7, item C.6.) has theretofore been released to Tenant from the DCP Escrow (defined in Schedule 7, item C.6.), then the Tenant shall, within thirty (30) days after such termination, pay the Rackspace Design Contribution Payment back to Landlord. Alternatively, in the event that (y) this Agreement is terminated pursuant to this Clause 3, and (z) the Rackspace Design Contribution Payment has not yet been released to Tenant from the DCP Escrow, then the DCP Escrow Agent shall return the Rackspace Design Contribution Payment to Landlord as set forth in Clause 7.D. of Schedule 7, once Landlord has provided a copy of Tenant's termination notice to the DCP Escrow Agent. In that regard, the Tenant shall (if required by DCP Escrow Agent in order to release the Rackspace Design Contribution Payment to Landlord), within thirty (30) days after such termination, submit notice to the DCP Escrow Agent notifying the DCP Escrow Agent that the DCP Escrow Agent is authorized to return the Rackspace Design Contribution Payment to Landlord.

3.4.
Notwithstanding anything to the contrary contained in this Agreement, in the event that one (1) or more potential Sites has been identified (by Landlord or Tenant or any of their agents or representatives designated herein or in another writing as having the authority to bind Landlord or Tenant, as applicable) during the search for a potential Site, any of which meets the Minimum Site Criteria (as described on Schedule 8) (any such potential Site, a “Default Criteria Site”), but the Tenant rejects all such Default Criteria Sites for any reason or no reason as set forth in Schedule 8, and Tenant exercises the Acquisition Failure Termination Right pursuant to and in accordance with Clause 3.3, above, then Tenant shall (in addition to reimbursement and/or release of the Rackspace Design Contribution Payment), within thirty (30) days after Tenant's receipt of all paid invoices therefor and other reasonable supporting documentation from Landlord, delivered by Landlord within forty-five (45) days after receipt of Tenant's termination notice, reimburse Landlord for the Pursuit Costs incurred by Landlord (and/or its affiliate(s)). Solely for purposes of determining whether Tenant is responsible for reimbursing Landlord for the Pursuit Costs as set forth in the immediately preceding sentence, once Tenant has provided Landlord with approval to proceed with heads of terms for a potential Site, pursuant to Clause 1.2 of Schedule 8 of this Agreement (an “Approved Potential Site”), such Approved Potential Site shall thereafter be deemed to be a Default Criteria Site, regardless of whether such Approved Potential Site meets any or all of the Minimum Site Criteria, provided that, for avoidance of doubt, the foregoing terms of this sentence shall not limit, impair, modify, or otherwise affect Tenant's right to reject any Default Criteria Site for any reason or no reason as set forth in Schedule 8 or to exercise Tenant's Acquisition Failure Termination Right as set forth in this Clause 3.4.

3.5.
From and after the later to occur of (i) the date that Landlord receives the Rackspace Design Contribution Payment (from Tenant or from the DCP Escrow Agent, as applicable) and, if applicable, the Pursuit Costs as set forth in Clause 3.4, above, and (ii) the effective date of such termination, this Agreement shall be deemed to have been terminated and shall be of no further force or effect, and neither party shall have any further obligation or liability to the other pursuant to this Agreement. In the event that no Default Criteria

Sites have been identified by the parties at the time the Tenant exercises the Acquisition Failure Termination Right, then, in connection with such termination, Landlord and Tenant shall each be responsible to bear the Pursuit Costs incurred by such party (and/or its affiliates).

3.6.
Notwithstanding anything to the contrary contained in this Agreement, in the event that Tenant has approved a Default Criteria Site, then such Default Criteria Site approved by Tenant (if it is still available for purchase) shall be deemed to have been mutually agreed upon by Landlord and Tenant as the Site to be acquired by Landlord under Schedule 8, provided that the acquisition of such Site shall be subject to the terms and conditions set forth in Schedule 8.

4.	Design

4.1.
Selection of Design Firms. The parties shall work together in good faith to mutually approve the design of the Building (the “Design”), as more particularly set forth in this Clause 4. Within thirty (30) days after the date of this Agreement, the parties shall mutually select the designer(s) for the preparation of the Design (the designer(s) selected as aforesaid may be referred to herein, individually and collectively, as the “Design Firm”). Within fifteen (15) days after the date of this Agreement, Landlord shall issue requests for proposals regarding the Design of the Building. Landlord and Tenant shall mutually: (i) review bids and responses to the requests for proposals received by Landlord from any Design Firm with respect to the Design; and (ii) attend any interviews and/or meetings to be conducted with any Design Firm regarding the Building design. Landlord will provide at least four (4) Business Days' advance written notice to Tenant of any scheduled interviews and/or meetings with any Design Firm. The foregoing notwithstanding, the parties acknowledge and agree that such advance notice may not be practicable with respect to certain informal discussions or other unscheduled meetings, and in the event of any such informal discussion or unscheduled meeting, Landlord will use commercially-reasonable efforts to give Tenant advance notice thereof and, if Tenant is unable to attend any such informal discussion or unscheduled meeting, Landlord will inform Tenant of any significant issues or developments discussed as soon as reasonably practicable thereafter.  All design-related information furnished by Landlord or Tenant shall be of a suggestive nature only and shall not be construed to impose upon Landlord or Tenant the professional standard of care that would otherwise apply to a licensed architect or licensed engineer.

4.2.	Goals of Design Process.

1.
Landlord and Tenant shall work together to mutually agree upon the design concepts and design goals of the Building. Landlord and Tenant intend that Tenant will occupy: (a) computer room space within the Building in five (5) Phases, with each Phase consisting of not less than [*****] megawatts of available Critical Load Power and associated mechanical and electrical infrastructure and a corresponding amount of computer room space, to be set forth in the Base Specification-Final (hereinafter defined); and (b) certain operational, office, staging, and storage space within the Building (the “Operational Space”), to support the operation of Tenant's business therein, and the size, layout, location, configuration, and specifications of the Operational Space will be agreed upon and incorporated into the Base Specification-Final as part of the Design process.

2.
Tenant and Landlord will, as part of the Design process, reasonably agree on the size, layout, location and configuration of each Phase, each of which will be sufficient to supply and support the utilization of approximately [*****] megawatts of Critical Load Power, based on the assumptions that Tenant will consume, on average, [*****] kilowatts of Critical Load Power per cabinet and that each such Phase will have an average power density of approximately [*****] watts per square foot of computer room space. The Base Specification-Final shall also include diverse duct banks serving the Building (the “Diverse Duct Banks”), as well as multiple conduits from each of the Building's points of entry to areas within each Phase, to be reasonably agreed upon by Landlord and Tenant.

3.
The Design Firm shall integrate, among other things, certain of Tenant's know-how regarding the design and operation of datacenters (“Tenant's Know-How”), including, without limitation, Tenant's program-level design concepts for its next generation datacenter(s) (the “Rackspace Program-Level Design Concepts”), with aspects of Digital's prototypical, first-class datacenter design. Additionally, without limiting any other terms and conditions set forth in this Agreement, Landlord and Tenant acknowledge and agree that the following are Tenant's design goals for the Building (the “Rackspace Design Goals”) and that the parties will endeavour to incorporate or achieve, as applicable, each Rackspace Design Goal in the development and preparation of the Design:

(i)	Flexibility to deliver power and cooling to where it is required within each Phase;

(ii)	Space plan on the assumption that Tenant will consume, on average, [*****] kW per cabinet, resulting in a power density of approximately [*****] watts per square foot of computer room space;

(iii)	Ability to implement computer room cooling distribution alterations that would address instances of higher rack power density(ies);

(iv)	Annualized power usage effectiveness (“PUE”) of [*****] or less within each Stage of the Building; and

(v)	Provision of sufficient space for operations and layout to be optimized to support operational efficiency.

In addition, the parties hereto agree that innovative cooling design is a goal for the Design and, therefore, that the parties hereto will endeavour in good faith to incorporate mutually agreed-upon innovative cooling designs into the Design.

4.3.
Design Process. The Building design and pre-construction process (the “Design Process”) shall proceed as set forth in this Clause 4.3. The cumulative time period for the steps set forth in paragraphs (i)-(vi) below, as the same may be extended for dispute resolution between the parties or as otherwise expressly provided herein, shall be hereinafter referred to as the “Design Period.” In the event that Tenant fails to provide written comments during any relevant time period set forth below for any step in the Design Process, and such failure continues for a period of three (3) additional Business Days after receipt of notice thereof from Landlord [notwithstanding anything herein to the contrary, such notice shall be deliverable by email and telephone (which telephonic notice requirement may be satisfied by a voicemail message) to at least one (1) of Tenant's Representatives], Tenant shall be deemed to have approved the relevant Design Documents and Landlord shall nonetheless be authorized to provide Landlord's comments to the Design Firm and to proceed to the next step in the Design Process in the manner set forth herein below. In connection with the foregoing, Tenant shall be entitled to notice and three (3) additional Business Days to provide written comments as set forth in the immediately preceding sentence no more than three (3) times during the Design Process. After the third such occurrence, the above-described deemed approval shall occur upon the passage of the relevant approval/comment date. The parties may, by mutual written agreement, extend the time period for any stage of the Design Process by up to fifteen (15) days. Tenant may, at Tenant's sole cost and expense, hire a third party to conduct an independent review of the Design Documents, or any of them (“Peer Review”), provided that: (1) such independent reviewer enters into a non-disclosure agreement, the form and content of which shall be subject to Landlord's prior written approval, not to be unreasonably withheld, conditioned or delayed; (2) the scope of the independent reviewer's comments shall be limited by the same parameters which are set forth below for the Tenant comments on the Design Document for the relevant period; and (3) the independent reviewer's comments on a Design Document shall be delivered within the time period set forth below for delivery of Tenant comments during the relevant Design Document period. For the avoidance of doubt, the Tenant comment period and any independent reviewer comment period shall run concurrently and not consecutively during each Design Document period set forth in paragraphs (i)-(vi) below. Notwithstanding anything to the contrary set forth in item (3) above and the immediately preceding sentence, but, for avoidance of doubt, subject to the terms and conditions of items (1) and (2) above, provided Tenant issues written notice of its election to do so to Landlord within five (5) Business Days after receipt of the Schematic Design and/or the Design Drawings, Tenant shall be granted an additional five (5) Business Days for Peer Review of the Schematic Design and/or the Design Drawings. In connection therewith, Landlord agrees that sufficient personnel of Landlord and/or one (1) or more Affiliates of Landlord (“Landlord Personnel”) shall be available during such additional five (5) Business Day time period to meet and confer regarding the relevant Design Documents.

(i)The Design Concept Period. Commencing on the first date on which Landlord enters into contract(s) with the Design Firm (consistent with the terms and provisions of Clause 4.1 above), Tenant, Landlord, and the Design Firm shall engage in a series of meetings (in person, via video conference or via conference call, as convenient to the parties and expedient to the Design Process) to agree upon the overall design concepts (the “Base Specification - Initial”) that represent the base outline/scope of the Program Document and the subsequent Design Documents, inclusive of and consistent with the intentions of the parties set forth in Clause 4.2, above, and Clause 5.5 of Schedule 8 attached hereto. The period of time commencing on the date specified in the preceding sentence and ending on the date on which Landlord and Tenant mutually agree upon the Base Specification-Initial (which the parties shall endeavour to complete within fifteen (15) Business Days) is referred to herein as the “Design Concept Period”. In connection with the foregoing: (a) Landlord and Tenant each agrees that sufficient personnel of Tenant and/or one (1) or more Affiliates of Tenant (“Tenant Personnel”) and sufficient Landlord Personnel shall be available to meet for all or significant portions of normal working hours on at least five (5) Business Days during the aforementioned 15 Business Day period, in order to meet and confer regarding, and agree upon, the Base Specification-Initial; and (b) without limiting the terms of the preceding item (a), upon delivery of at least five (5) Business Days' advance written notice by Tenant to Landlord [notwithstanding anything herein to the contrary, such notice shall be deliverable by email and telephone (which telephonic notice requirement may be satisfied by a voicemail message) to Landlord's designated representatives using the following information: [*****] and [*****], Tenant will cause sufficient Tenant Personnel, and Landlord will cause sufficient Landlord Personnel and sufficient personnel of the Design Firm, to meet at Tenant's offices located at [*****] (or such other address designated by Tenant) for all or significant portions of normal working hours on up to three (3) consecutive Business Days during the aforementioned 15 Business Day period, in order to meet and confer regarding, and agree upon, the Base Specification-Initial.

(ii)The Program Period. Upon the conclusion of the Design Concept Period (i.e., when Landlord and Tenant agree in writing upon the Base Specification-Initial without comment), Landlord shall cause the Design Firm to prepare and deliver to Landlord a “Program Document” which describes the design parameters of the Project and reflects the Base Specification - Initial. Landlord shall endeavour to cause the Design Firm to prepare and deliver the Program Document within fifteen (15) Business Days after mutual agreement in writing upon the Base Specification - Initial. Landlord shall promptly deliver a copy of the Program Document to Tenant. Tenant shall provide Tenant's written comments on the Program Document to Landlord within ten (10) Business Days after receipt of the Program Document, which comments may only address issues in the Program Document which: (a) are inconsistent with the Base Specification - Initial; (b) are items contained in the Program Document which were not previously agreed upon in writing by Tenant and Landlord in the Design Concept Period; (c) are inconsistent with the Rackspace Program-Level Design Concepts and/or any Rackspace Design Goal*; or (d) do not incorporate the parties' agreements regarding the overall design concepts for the Project. Landlord agrees to make sufficient Landlord Personnel available during such ten (10) Business Day time period, in order to confer regarding the Program Document. Within ten (10) Business Days after receipt of the last of the Tenant comments on the Program Document, Landlord will review and confer with Tenant regarding the Tenant comments and provide any additional comments that Landlord may have on the Program Document, which comments may only address issues in the Program Document which: (w) are inconsistent with the Base Specification - Initial; (x) are items contained in the Program Document which were not previously agreed upon in writing by Tenant and Landlord in the Design Concept Period; (y) are inconsistent with the Rackspace Program-Level Design Concepts and/or the Rackspace Design Goals*; or (z) do not incorporate the parties' agreements regarding the overall design concepts for the Project. Tenant agrees that sufficient Tenant Personnel shall be available during such ten (10) Business Day time period to confer regarding the Program Document. Once Landlord and Tenant agree upon the Program Document and any revisions to be made thereto, Landlord shall submit the parties' agreed-upon collective comments on the Program Document to the Design Firm (such submittal anticipated to be within twenty (20) Business Days after Tenant's original receipt of the Program Document from Landlord). In the event Landlord and Tenant do not agree upon the Program Document by the Outside Design Concept Date, and the Tenant does not timely exercise its Design Failure Termination Right with respect thereto, pursuant to and in accordance with Clause 32.2, below, then, subject to Tenant's right to choose the Default Design under said Clause 32.2, the failure of the Landlord and the Tenant to agree upon the Program Document will be deemed a dispute subject to dispute resolution pursuant to and in accordance with Clause 24, below.

*    The parties acknowledge that the Program Period represents the last point at which objection rights exist with regard to the failure of any elements of the proposed Design to be consistent with the Rackspace Design Goals, but only to the extent the Program Document contains sufficient information and detail for the parties hereto to reasonably determine the existence of any such inconsistency [e.g., in the event that (aa) the Program Document includes sufficient information and detail to reflect a Design that, according to the Design Firm and consistent with industry standards for such calculation, would reasonably be expected to yield an annualized PUE in excess of [*****] (see Clause 4.2(3)(iv), above), and (bb) the Design is approved by Landlord and Tenant upon the conclusion of the Program Period phase (i.e., Landlord and Tenant agree upon the Program Document without comment or agree on any and all comments to be made thereto), the parties agree that neither may raise an objection (or withhold an approval) later in the process based solely on the inconsistency of the Design with the PUE prescribed as part of the Rackspace Design Goals (though, for avoidance of doubt, either party may object or withhold approval based on the inconsistency of the Design with the PUE reflected in the Program Document).

(iii)The Schematic Design Period. Landlord shall cause the Design Firm to prepare and deliver to Landlord a “Schematic Design” of the Building, which will depict the basic layouts and schemes of the Building based upon the Program Document and will incorporate the agreed-upon collective comments of Tenant and Landlord regarding the Program Document. Landlord shall endeavour to cause the Design Firm to complete and deliver the Schematic Design within fifteen (15) Business Days after receipt by the Design Firm of the parties' agreed-upon collective comments on the Program Document. Landlord shall promptly deliver a copy of the Schematic Design to Tenant. Tenant shall provide Tenant's written comments on the Schematic Design to Landlord within five (5) Business Days after receipt of the Schematic Design, which comments may only address issues in, or portions of, the Schematic Design which: (a) are inconsistent with concepts previously agreed upon in the Program Document; (b) are items contained in the Schematic Design which were not previously contained, or agreed upon by Tenant and Landlord, in the Program Document; or (c) do not incorporate the parties' agreed-upon collective comments regarding the Program Document. Landlord agrees that sufficient Landlord Personnel shall be available during such five (5) Business Day time period to confer regarding the Schematic Design. Within five (5) Business Days after receipt of the last of the Tenant comments on the Schematic Design, Landlord will review and confer with Tenant regarding the Tenant comments and provide any additional comments that Landlord may have on the Schematic Design, which comments may only address issues in or portions of the Schematic Design which: (x) are inconsistent with concepts previously agreed upon in the Program Document; (y) are items contained in the Schematic Design which were not previously contained, or agreed upon by Tenant and Landlord, in the Program Document; or (z) do not incorporate the parties' agreed-upon collective comments regarding the Program Document. Tenant agrees that sufficient Tenant Personnel shall be available during such five (5) Business Day time period to confer regarding the Schematic Design. Landlord shall then submit the parties' agreed-upon collective comments on the Schematic Design to the Design Firm (such submittal anticipated to be within ten (10) Business Days after Tenant's original receipt of the Schematic Design from Landlord).

(iv)The Design Development Period. Landlord shall cause the Design Firm to prepare and deliver to Landlord the “Design Drawings,” which will show more detailed engineering of the Building based upon the Schematic Design and will incorporate the agreed-upon collective comments of Tenant and Landlord regarding the Schematic Design. Landlord shall endeavour to cause the Design Firm to prepare and deliver the Design Drawings within twenty (20) Business Days after receipt by the Design Firm of the parties' agreed-upon collective comments on the Schematic Design. Landlord shall promptly deliver a copy of the Design Drawings to Tenant. Tenant shall provide to Landlord Tenant's written comments on the Design Drawings within five (5) Business Days after receipt of the Design Drawings, which comments may only address issues in or portions of the Design Drawings which: (a) are inconsistent with concepts previously agreed upon in the

Schematic Design; (b) are items contained in the Design Drawings which were not previously contained, or agreed upon by Tenant and Landlord, in the Schematic Design; or (c) do not incorporate the parties' agreed-upon collective comments regarding the Schematic Design. Landlord agrees that sufficient Landlord Personnel shall be available during such five (5) Business Day time period to confer regarding the Design Drawings. Within five (5) Business Days after receipt of the last of the Tenant comments, Landlord will review and confer with Tenant regarding the Tenant comments and provide any additional comments that Landlord may have on the Design Drawings, which comments may only address issues in or portions of the Design Drawings which: (x) are inconsistent with concepts previously agreed upon in the Schematic Design; (y) are items contained in the Design Drawings which were not previously contained, or agreed upon by Tenant and Landlord, in the Schematic Design; or (z) do not incorporate the parties' agreed-upon collective comments regarding the Schematic Design. Tenant agrees that sufficient Tenant Personnel shall be available during such five (5) Business Day time period to confer regarding the Design Drawings. Landlord shall then submit the parties' agreed-upon collective comments on the Design Drawings to the Design Firm (such submittal anticipated to be within ten (10) Business Days after Tenant's original receipt of the Design Drawings from Landlord).

(v)The Permit Set Period. Landlord shall cause the Design Firm to prepare and deliver to Landlord a “Permit Set” of drawings of the Building, which will show more detailed engineering of the Building based upon the Design Drawings, which are intended to be submitted for the permitting process, and which will incorporate the agreed-upon collective comments of Tenant and Landlord regarding the Design Drawings. Landlord shall endeavour to cause the Design Firm to prepare and deliver the Permit Set within fifteen (15) Business Days after receipt by the Design Firm of the parties' agreed-upon collective comments on the Design Drawings. Landlord shall promptly deliver a copy of the Permit Set to Tenant. Tenant shall provide to Landlord Tenant's written comments on the Permit Set within five (5) Business Days after receipt of the Permit Set, which comments may only address issues in or portions of the Permit Set which: (a) are inconsistent with concepts previously agreed upon in the Design Drawings; (b) are items contained in the Permit Set which were not previously contained, or agreed upon by Tenant and Landlord, in the Design Drawings; or (c) do not incorporate the parties' agreed-upon collective comments regarding the Design Drawings. Landlord agrees that sufficient Landlord Personnel will be available during such five (5) Business Day time period to confer regarding the Permit Set. Within five (5) Business Days after receipt of the last of the Tenant comments on the Permit Set, Landlord will review and confer with Tenant regarding the Tenant comments and provide any additional comments that Landlord may have on the Permit Set, which comments may only address issues in or portions of the Permit Set which: (x) are inconsistent with concepts previously agreed upon in the Design Drawings; (y) are items contained in the Permit Set which were not previously contained, or agreed upon by Tenant and Landlord, in the Design Drawings; or (z) do not incorporate the parties' agreed-upon collective comments regarding the Design Drawings. Tenant agrees that sufficient Tenant Personnel shall be available during such five (5) Business Day time period to confer regarding the Permit Set. Landlord shall then submit the parties' agreed-upon collective comments on the Permit Set to the Design Firm (such submittal anticipated to be within ten (10) Business Days after Tenant's original receipt of the Permit Set from Landlord). It is the intent of Landlord and Tenant that the Permit Set to be submitted for the permitting process will be reflective of the Design Drawings as modified by the parties' agreed-upon collective comments provided pursuant to (iv) above and of the parties' agreed-upon collective comments regarding the initial Permit Set pursuant to this paragraph (v).

(vi)The Construction Document Period. Landlord shall cause the Design Firm to prepare and deliver to Landlord the “Construction Drawings” to be used by the Contractor to construct the Building and which will incorporate the agreed-upon collective comments of Tenant and Landlord regarding the Permit Set. Landlord shall endeavour to cause the Design Firm to prepare and deliver the Construction Drawings within fifteen (15) Business Days after receipt by the Design Firm of the parties' agreed-upon collective comments on the Permit Set. Landlord shall promptly deliver a copy of the Construction Drawings to Tenant. It shall be unreasonable for Tenant to withhold its consent to the Construction Drawings if the Construction Drawings contain no material changes from the Permit Set and incorporate Tenant's and Landlord's agreed-upon comments regarding the Permit Set. If the Construction Drawings contain material changes from the Permit Set, or if the Construction Drawings fail to incorporate the parties' agreed-upon collective comments regarding the Permit Set, then Tenant shall provide to Landlord Tenant's written comments on the Construction Drawings regarding such issues within five (5) Business Days after receipt of the Construction Drawings, which comments may only address issues in or portions of the Construction Drawings which: (a) are materially inconsistent with concepts previously agreed upon in the Permit Set; (b) are items contained in the Construction Drawings which were not previously contained, or agreed upon by Tenant and Landlord, in the Permit Set; or (c) do not incorporate the parties' agreed-upon collective comments regarding the Permit Set. Landlord agrees that sufficient Landlord Personnel shall be available during such five (5) Business Day time period to confer regarding the Construction Drawings. Within five (5) Business Days after receipt of the last of the Tenant comments, Landlord will review and confer with Tenant regarding the Tenant comments and provide any additional comments that Landlord may have on the Construction Drawings, which comments may only address issues or portions of the Construction Drawings which: (x) are materially inconsistent with the Permit Set; (y) are items contained in the Construction Drawings which were not previously contained, or agreed upon by Tenant and Landlord, in the Permit Set; or (z) do not incorporate the parties' agreed-upon collective comments regarding the Permit Set. Tenant agrees that sufficient Tenant Personnel shall be available during such five (5) Business Day time period to confer regarding the Construction Drawings. Landlord shall then submit the parties' collective comments on the Construction Drawings (if any) to the Design Firm (such submittal anticipated to be within ten (10) Business Days after Tenant's original receipt of the Construction Drawings from Landlord). The Construction Drawings, as revised to reflect the parties' agreed-upon collective comments, shall be deemed annexed to this Agreement for Lease as the “Base Specification - Final”. Except as otherwise expressly provided in this Agreement, including, without limitation, modifications to the Base Specification - Final which are required to comply with applicable Statutory Requirements, including applicable CDM Regulations (but subject to the terms and conditions of Clauses 7.1, 7.2 and 7.3), the Base Specification - Final shall not be modified without the prior written consent of Landlord and Tenant, which consent shall not be unreasonably withheld, delayed or conditioned. The Program Document, the Schematic Design, the Design Drawings, the Permit Set, and the Construction Drawings (including the Base Specification - Final) are sometimes referred to in this Agreement, individually and collectively, as “Design Documents.”

(vii)Tenant's Requested Design Modifications. Notwithstanding anything to the contrary contained herein, with respect to each of the Design Documents, Tenant shall have the right to request variations, additions, deletions, and/or substitutions to the Design of the Building (each, a “Tenant's Requested Design Modification”), in writing to the Landlord which shall be subject to the Landlord's approval, provided that Landlord may withhold its approval regarding any Tenant's Requested Design Modification only for those reasons that Landlord may withhold its approval regarding a Tenant's Requested Modification under Clause 8.1 below. Landlord shall have five (5) Business Days to review and respond to Tenant regarding any Tenant's Requested Design Modification. If within said five (5) Business Days of receipt of any such Tenant's Requested Design Modification, the Landlord shall not have in writing approved or objected to such Tenant's Requested Design Modification giving its reasons (subject to the terms and conditions of this subclause (vii)), then such approval shall be deemed to have been given by the Landlord. Any dispute as to whether the Landlord is withholding approval pursuant to and in accordance with this Clause 4.3(vii) shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24. Unless Landlord withholds its approval as aforesaid, then upon receipt of a Tenant's Requested Design Modification, the Landlord shall procure as soon as reasonably practicable the preparation of drawings and specifications showing in detail and in scope the Tenant's Requested Design Modification, which drawings and specifications are in this Agreement together called “Design Modification Plans”. The Design Modification Plans shall be submitted promptly to the Tenant for approval (such approval not to be unreasonably withheld) and if within five (5) Business Days of such request the Tenant shall not have in writing approved or reasonably objected to such request giving its reasons then such approval shall be deemed to have been given by the Tenant). Upon Tenant's approval, any such Design Modification Plans shall be incorporated into the relevant Design Documents. In the event any Tenant's Requested Design Modification, including any time period(s) relative to approval of any such Tenant's Requested Design Modification and/or any associated Design Modification Plans, causes any of the time periods of the Design Process provided for in this Clause 4.3 to be extended or delayed, then the Outside Design Date (defined in Clause 32.2 below) shall be delayed on a corresponding day-for-day basis. In connection with the foregoing, should any Tenant's Requested Design Modification extend or delay any such time period(s) of the Design Process as aforesaid, Landlord shall, as soon as is reasonably practicable after acquiring actual knowledge of such delay or extension, notify Tenant in writing of the existence of such delay or extension. If Landlord fails to notify Tenant of any such delay or extension within ten (10) days after acquiring actual knowledge of such delay or extension, then such delay or extension shall automatically be deemed to be waived by Landlord for the period of such delay or extension occurring prior to the date of such notice.

(viii)Dispute Resolution During Design Process. Subject to the terms and conditions set forth in Clause 32.2, below (including, without limitation, the Tenant's right to choose the Default Design as set forth in Clause 32.2(2), below), in the event that the parties do not agree upon the collective comments that Landlord will submit to the Design Firm relative to any Design Document within the time frame(s) set forth above for that particular Design Document (subject to the terms of Clause 4.3(ii), above, regarding the Program Document), any such failure to agree on the collective comments shall be deemed a dispute subject to dispute resolution pursuant to and in accordance with Clause 24 below.

4.4.	Project Budget.

1.
Not later than the end of the Design Concept Period, Landlord shall deliver to Tenant a preliminary (rough order of magnitude) budget setting forth the estimated Shell Building Costs (and, to the extent reasonably determinable, other Development Costs) for the Shell Building Works and the Stage Works (the “Preliminary Project Budget”), based on the agreed-upon design concepts for the Building. Not later than the end of each of the Program Period, the Schematic Design Period, and the Design Development Period, Landlord shall deliver to Tenant an updated Preliminary Project Budget reflecting the additional concepts and greater detail relative to the Shell Building Works and the Stage Works that are set forth in the Program Document, the Schematic Design, and the Design Drawings, respectively.

2.
Without limiting the foregoing, during the Permit Set Period described in Clause 4.3(v) above, Landlord shall deliver to Tenant for its approval, such approval not to be unreasonably withheld, conditioned or delayed, an updated Project budget (the “Advanced Project Budget”) for the Shell Building Works and the Stage Works as depicted in the Permit Set. The Advanced Project Budget shall incorporate: (a) the estimated maximum Shell Building Costs received from the Contractor and approved by Landlord for performance of the Shell Building Works and the Stage Works; (b) estimates (based on actual contracts where feasible) of all other Development Costs anticipated to be incurred in the performance of the Shell Building Works and the Stage Works; and (c) a general contingency for the Project equal to [*****] percent ([*****]%) of the total Advanced Project Budget (the “Project Contingency”).

3.
Prior to the parties executing the Certificate Regarding Construction Drawings, Project Budget, and Construction Programme as described in Clause 4.6 below, Landlord shall deliver to Tenant, for Tenant's approval (such approval not to be unreasonably withheld, conditioned or delayed), a further revised and refined Advanced Project Budget setting forth the estimated Development Costs for the Shell Building Works and the Stage Works as depicted in the Base Specification - Final and associated job specifications (the “Advanced Project Budget-CD”). It shall be unreasonable for Tenant to withhold Tenant's approval of the Advanced Project Budget-CD due to an increase in the Project budget if the total amount of the proposed Advanced Project Budget-CD does not exceed the most recent approved Advanced Project Budget by more than [*****] percent ([*****]%) (excluding the budgeted costs of any items that were added to the scope of the work after the most recently approved Advanced Project Budget). The final Advanced Project Budget-CD, as approved by Tenant, shall be referred to as the “Project Budget.”

4.	Any dispute as to whether the Tenant is withholding approval pursuant to and in accordance with this Clause 4.4 shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24.

4.5.	Construction Programme.

1.
Not later than the end of the Design Concept Period, Landlord shall deliver to Tenant a preliminary schedule for the completion of the construction of the Building as provided for in this Agreement (the “Preliminary Construction Programme”), based on the agreed-upon design concepts for the Building. Not later than the end of each of the Program Period, the Schematic Design Period, and the Design Development Period, Landlord shall deliver to Tenant an updated Preliminary Construction Programme reflecting the additional concepts and greater detail relative to the Shell Building Works and the Stage Works that are set forth in the Program Document, the Schematic Design, and the Design Drawings, respectively.

2.
Without limiting the foregoing, during the Permit Set Period described in Clause 4.3(v) above, Landlord shall deliver to Tenant for its approval, such approval not to be unreasonably withheld, conditioned or delayed, the Contractor's proposed schedule for the completion of the construction of the Building as provided for herein (as approved, the “Construction Programme”). It shall be unreasonable for Tenant to withhold approval of a Construction Programme relative to Stage 1 that provides for a Contract Time of no more than [*****] months. Conversely, it shall be reasonable for Tenant to reject any Construction Programme relative to Stage 1 that provides for a Contract Time of more than [*****] months. Further, it shall be unreasonable for Tenant to withhold approval of a Construction Programme relative to Stage 2 that provides for a scheduled Commencement Date (D) for Stage 2 that is the same as the Target Commencement Date (D) for Stage 2. Conversely, it shall be reasonable for Tenant to reject a Construction Programme relative to Stage 2 that provides for a Commencement Date (D) for Stage 2 that will occur after the Target Commencement Date (D) for Stage 2. As used herein, “Contract Time” shall mean that period of time (A) commencing on the date that is thirty (30) days after the first date upon which all of the following have occurred: (i) Landlord has received the Approvals; and (ii) the Certificate Regarding Construction Drawings, Project Budget and Construction Programme (hereinafter defined) has been fully executed and delivered by the parties, and (B) concluding on the date on which Landlord delivers Stage 1 to Tenant with all Commencement Date Conditions (A) satisfied in full. Landlord shall regularly update the Construction Programme at commercially reasonable intervals for each portion of the Shell Building Works and the Stage Works. Further, without limiting the terms and provisions of Clause 32 below, Landlord shall update and refine the Construction Programme at appropriate times during the construction process in the event of unforeseen site conditions, Force Majeure events, or any other events or circumstances requiring modification to the Construction Programme after the date hereof, and Landlord shall advise Tenant if it appears that the Construction Programme will exceed the Contract Time relative to Stage 1 or result in a Commencement Date (D) for Stage 2 that will occur after the Target Commencement Date (D) for Stage 2, and, in such event, shall make recommendations for corrective action. The parties acknowledge that the Construction Programme shall include the following “Key Milestones” to be achieved by Landlord in the design and construction of each Stage of the Building: (a) commencement of construction of the Building (i.e., pouring of foundation footings) and/or the Stage, as applicable; (b) ordering of the following long-lead equipment: (1) the engine generators; (2) the uninterruptible power supply units; and (3) the primary cooling equipment, e.g., cooling towers, packaged air-handling units, etc.; (c) practical completion of Shell Building Works and of each Stage, as applicable; (d) installation of the first engine generator; and (e) commencement of Level 3 commissioning.

3.
Any dispute as to whether the Tenant is withholding approval pursuant to and in accordance with this Clause 4.5 shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24.

4.6.	Conclusion of Design Process.

(i)Certificate Regarding Construction Drawings, Project Budget and Construction Programme. Promptly after the Construction Drawings, Project Budget, and Construction Programme have been agreed upon by Tenant and Landlord, Landlord shall prepare, and the parties shall execute, a written certificate identifying the Construction Drawings and attaching, as exhibits, the Project Budget and Construction Programme (which may be referred to herein as the “Certificate Regarding Construction Drawings, Project Budget and Construction Programme”).

(ii)Intentionally Deleted.

(iii)Stage 2. While the original Construction Drawings, Project Budget, and Construction Programme shall be drafted to include each Phase, the parties acknowledge that, due to the time lapse between the planned construction of Stage 1 and Stage 2 and the potential impact upon design and pricing specifics, and/or due to any Tenant's Requested Design Modifications and/or any other design changes reasonably agreed upon by Tenant and Landlord, the Base Specification-Final, Project Budget, and/or Construction Programme may need to be revised with regard to Stage 2 after the execution of the original Certificate Regarding Construction Drawings, Project Budget and Construction Programme. Accordingly, with regard to Stage 2, in the event that Landlord and Tenant have mutually agreed that the Base Specification-Final relative to Stage 2 will be modified by the parties in any material manner as set forth in this paragraph (iii), Landlord will, subject to Tenant's approval rights set forth herein below: (a) cause the Design Firm to revise and update the Base Specification-Final as necessary for Stage 2; (b) revise and update the Project Budget for Stage 2; and (c) revise and update the Construction Programme for Stage 2. Prior to Landlord taking any of the actions set forth in the preceding sentence, Tenant shall have the right to approve any revisions to: (x) the Construction Drawings which materially impact upon Stage 2 or a critical design element of Stage 2 or the Building, including, without limitation, any previously agreed-upon Rackspace Design Goal; (y) the Project Budget relative to Stage 2; and (z) the Construction Programme for Stage 2, such approval not to be unreasonably withheld, conditioned or delayed. Following such approval and any resulting modifications to the Base Specification-Final, the Project Budget, and/or the Construction Programme as aforesaid, the parties shall execute another Certificate Regarding Construction Drawings, Project Budget and Construction Programme specific to the Stage 2 revised documents (the “Stage 2 Certificate Regarding Construction Drawings, Project Budget and Construction Programme”). Any dispute as to whether the Tenant is withholding approval pursuant to and in accordance with this Clause 4.6(iii) shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24.

4.7.
Approvals. Landlord will prepare, or cause to be prepared, the necessary documentation and forms for, file for, and shall use commercially-reasonable, diligent endeavours to secure and will pay for (as a Development Cost), all Approvals necessary to the proper execution and completion of the Shell Building Works and Stage Works, all in accordance with the Construction Programme. Tenant shall be notified within five (5) Business Days after any application for an Approval has been filed, and a photocopy of each Approval shall be delivered to Tenant within five (5) Business Days after each such Approval is obtained.

4.8.
Contractor. Landlord shall select and enter into a contract (the “Building Contract”) with a general contractor for the construction of the improvements represented by the Base Specification - Final. In connection therewith, prior to selecting the Contractor, Landlord will consult with, and reasonably consider any comments received from, Tenant with respect to the selection of the Contractor.

5.	Stage 2
The Tenant may elect to delay the Target Date for Phase 4 (and, as a result, the Target Date for Phase 5) for up to [*****] after the Target Date specified for each such Phase in Schedule 6 attached hereto, by serving written notice thereof (“Tenant's Delay Notice”) on the Landlord no less than [*****] prior to the scheduled date of commencement of the Stage Works for Stage 2 and, as and to the extent applicable, those portions of the Shell Building Works attributable to Stage 2, which scheduled commencement date shall be set forth in the Construction Programme. If Tenant elects to delay the Target Date for Phase 4 (and, as a result, Phase 5) as aforesaid, then, effective as of Commencement Date (D), an amount equal to the Delay Costs will automatically be added as a Development Cost attributable to Stage 2 and the Project Budget will automatically be increased in an amount equal to the Delay Costs. As used in this Agreement: (a) the term “Delay Costs” means the Delay Return applicable to the amount that results from subtracting (i) the sum of all Development Costs incurred in the development and construction of Stage 1 from (ii) the sum of all Development Costs incurred in the development and construction of the Building as of the date on which Tenant delivers Tenant's Delay Notice to Landlord (such amount, the “Stage 2 Interim Development Costs”); and (b) the term “Delay Return” means a return of [*****] per annum on the Stage 2 Interim Development Costs, relative to the time period commencing on the original Target Date for Phase 4 specified in Schedule 6 attached hereto and ending on the day immediately prior to the delayed Target Date for Phase 4.

6.	Execution of the Shell Building Works and the Stage Works

6.1.	Landlord's obligations
The Landlord shall procure the execution of the Shell Building Works and the Stage Works and each and every part of them (including for the avoidance of doubt any approved Tenant's Requested Modifications or other variations to the Shell Building Works and/or the Stage Works):

(a)
in a good and substantial and workmanlike manner and according to good building practice generally accepted in England and Wales at the date the Shell Building Works and/or the Stage Works are performed;

(b)
using the reasonable skill care and diligence (assessed by reference to industry standards at the time of the design) in procuring the design of the Shell Building Works and the Stage Works as would be expected of a developer which is experienced in the development of buildings of the size, nature, and complexity of the Building;

(c)	using good-quality materials, goods and equipment, and in all events consistent with the materials, goods and equipment specified in the Base Specification - Final;

(d)	in accordance with and subject to:

(i)	the Approvals;

(ii)	all Statutory Requirements;

(iii)	the terms of this Agreement;

(iv)	the CDM Regulations;

(v)	any applicable Planning Permission and Planning Agreement;

(e)	in accordance with and so as to satisfy the performance specifications and all other requirements included or referred to in the Base Specification - Final; and

(f)	in accordance with the Construction Programme, subject to extension for Force Majeure events and Tenant's Delay.

6.2.
Staging of Construction. Unless agreed to in writing by the parties hereto after the effective date of this Agreement, Landlord will construct the Building in two (2) stages, referred to herein as “Stage 1” and “Stage 2.” Stage 1 includes the Shell Building Works and Stage Works necessary to construct Phases 1, 2, and 3 and the Operational Space and POP Room(s) (as defined in the pertinent Lease(s)) supporting said Phases, and Stage 2 includes the Shell Building Works and Stage Works necessary to construct Phases 4 and 5 and the Operational Space and POP Room(s) supporting said Phases. Notwithstanding the generality of the foregoing, the Shell Building Works and the Stage Works for Stage 1 shall include, without limitation, installation of: (i) certain site work (some of which is located within the Site, and some of which may be located outside the boundaries of the Site) necessary to support Tenant's use of Phases 1, 2, and 3 as provided for in this Agreement and the Leases for such Phases, including, without limitation, construction of access roads, surface parking areas, storm drainage and shared storm water management facilities, and other infrastructure work; and (ii) the Diverse Duct Banks serving Phases 1, 2, and 3 and the Operational Space, all as shown on the Base Specification-Final and/or in the Approvals. The Shell Building Works and Stage Works for Stage 2 shall include, without limitation: (a) the installation of any remaining Diverse Duct Banks serving Phases 4 and 5; and (b) any remaining site work and improvements, all as shown on the Base Specification-Final and/or in the Approvals.

6.3.
Construction Meetings and Reports. Tenant, Tenant's Third-Party Project Manager (if and as applicable), and/or Tenant's other appointed representative(s) shall be invited to regularly-scheduled meetings between Landlord, the Design Firm, the MEP Contractor(s), the Contractor, and/or the Architect. Landlord will cause (by using commercially-reasonable, diligent endeavours to enforce the terms and provisions of the Building Contract providing for the same) the Contractor to provide, at least monthly, a progress report in a form, in sufficient detail, and of a character reasonably approved by Tenant, for the construction of the Building. Landlord shall promptly (and in no event more than five (5) Business Days after receipt) provide Tenant the monthly reports that Landlord receives from Contractor. Without limiting the foregoing, Landlord shall cause (by including same as requirements of the Building Contract) the Contractor to incorporate the following in the monthly progress reports received from the Contractor for the immediately preceding month: (i) the status of design and construction activities and the Construction Programme; (ii) an estimated percentage of completion of the Shell Building Works and the Stage Works; (iii) Development Costs with respect to which Landlord has theretofore made payments or received applications for payment, as well as any increase(s) or proposed increase(s) in the Project Budget; (iv) the list and status of all Change Orders; and (v) use of the Project Contingency under paragraph (iv) of Schedule 7 attached hereto. In addition, Landlord shall promptly deliver to Tenant any weekly status reports received from the Contractor, which may include, as applicable, (1) the status of design and construction activities and the Construction Programme, (2) an estimated percentage of completion of the Shell Building Works and the Stage Works, and (3) any acceleration schedules being undertaken to address schedule delays.

6.4.
Landlord Personnel and Project Managers. All personnel used by Landlord and the Contractor in performance of the Shell Building Works and Stage Works shall be qualified by training and experience to perform their assigned tasks. Landlord shall assign one (1) or more project managers to the design and construction of the Building. [*****]shall be Landlord's initial project manager regarding the design of the Building. [*****] shall be Landlord's initial project manager regarding the construction of the Building. Landlord may replace and re-assign its project manager(s) hereunder upon five (5) days' prior written notice to Tenant, provided that Landlord shall not replace or re-assign the project manager(s) hereunder more than one (1) time, per Stage, during the design and construction of the Building without the prior written consent of Tenant, which consent may be granted or withheld in Tenant's sole and absolute discretion. The limitation on replacement or re-assignment of the project manager(s) set forth in the immediately preceding sentence shall not apply if (i) any such project manager elects to terminate employment with Landlord and all Affiliates of Landlord or (ii) the employment of any such project manager is terminated by Landlord and all Affiliates of Landlord.

6.5.
Tenant Representatives. Tenant has designated [*****] and [*****] as its initial “Tenant's Representatives,” each of whom is authorized to act on Tenant's behalf, and to bind Tenant, with respect to the design and construction of the Building. The email addresses and telephone numbers for Tenant's initial representatives are: (i) for [*****]; and (ii) for [*****]. Tenant may, at any time and in its sole and absolute discretion, (a) replace its designated representatives by providing written notice thereof to Landlord in accordance with Clause 31.3 and/or (b) designate one (1) or more third-party project managers for the Project (each, a “Third-Party Project Manager”), by providing written notice thereof to Landlord in accordance with Clause 31.3. Subject to the provisions of Clause 4.3, Tenant may, at its sole cost and expense, obtain independent review of the Design Documents by a separate architect, engineer, contractor, or cost estimator under contract to, or employed by, Tenant.

6.6.
Subject to insurance requirements and reasonable rules and regulations regarding access consistent with industry standards, including but not limited to completion of onsite safety orientation classes conducted by Landlord and/or the Contractor, authorized representatives of Tenant, including, without limitation, any Third-Party Project Manager, shall have access to the Site for observation and inspection purposes, provided that such access shall not hinder or delay the progress of the Shell Building Works and/or Stage Works. Landlord may deny access to Tenant and its authorized representatives at times when access would slow the progress of the Shell Building Works or Stage Works or create safety concerns. In connection with, and subject to the, foregoing terms and conditions, Tenant's Third-Party Project Manager shall have the right to access and maintain an on-site presence at the Site during the construction of the Project. Such on-site presence will be limited to locations at the Site mutually and reasonably agreed upon by the Landlord and the Tenant (e.g., in one (1) of the construction trailers to be located on the Site during construction of the Project). The Landlord and the Tenant acknowledge and agree that any third-party, out-of-pocket costs actually incurred by the Tenant with respect to the engagement of any Third-Party Project Manager (“Third-Party Project Manager Costs”) not to exceed [*****] in the aggregate, shall be reimbursed by Landlord to Tenant within thirty (30) days after receipt of written request therefor, accompanied by reasonable supporting documentation, given no more than once per month. All Third-Party Project Manager Costs reimbursed by Landlord to the Tenant as aforesaid shall be considered Development Costs under this Agreement.

7.	Landlord's Variations to the Shell Building Works and the Stage Works

7.1.
Change Orders. Landlord may, from time to time, authorize changes in the Shell Building Works and/or the Stage Works, issue additional instructions, require additional work, or direct the omission of Shell Building Works or Stage Works previously ordered, make reasonable field substitutions (i.e., by substituting materials of reasonably equal or better quality, cost, and performance specifications) for materials specified in the Base Specification - Final and associated job specifications, or require changes in the Shell Building Works or Stage Works as necessary to comply with any applicable Statutory Requirements and/or CDM Regulations (any of the aforementioned, a “Change Order”); provided, however, that, except for changes in the Shell Building Works or Stage Works that are required to comply with any applicable Statutory Requirements and/or CDM Regulations, Landlord shall not undertake any of the foregoing actions without the approval of Tenant if such actions would: (i) materially affect the functionality of any Phase (including, without limitation: size, layout, and location; power availability, density, and distribution; and cooling and humidity specifications and conditions) or the operational efficiency (e.g., PUE) of the Building, as constituted from time to time; (ii) alter or modify any of the Rackspace Design Goals incorporated into the Design Documents; (iii) increase the overall Project Budget, or, without limiting the foregoing, have resulting costs of greater than [*****]; or (iv) extend the Construction Programme so that: (a) the Contract Time for Stage 1 is estimated to extend beyond the Target Commencement Date (A) (as the same may have been previously extended under and pursuant to the terms of this Agreement); or (b) the Commencement Date (D) is estimated to occur after the Target Commencement Date (D) (as the same may have been previously extended under and pursuant to the terms of this Agreement) for Stage 2. Notwithstanding the foregoing, Landlord shall promptly notify Tenant in writing of any changes in the Shell Building Works and/or the Stage Works: (1) required to comply with applicable Statutory Requirements and/or CDM Regulations that otherwise qualify under any of items (i) - (iv) above; or (2) that have resulting costs of greater than [*****], and, in connection with the circumstances described in items (1) or (2), shall consult with, and reasonably consider any comments received from, Tenant with respect thereto, and, if and as applicable, shall use commercially-reasonable efforts to minimize any extension of the Construction Programme or increase in the Project Budget resulting therefrom.

7.2.
If Landlord shall desire a Change Order that requires Tenant's approval under Clause 7.1 above, then Landlord shall request such change by giving Tenant a written change order request (“Change Order Request”), including a proposal (a “Change Order Proposal”) setting forth in reasonable detail, with a suitable breakdown by trades and work classifications, the scope of the change in the Shell Building Works and/or Stage Works, the estimated additive or deductive monetary amount of such change, and the estimated additive or deductive time duration of such change resulting therefrom. Tenant shall have five (5) Business Days to review a Change Order Request, such approval not to be unreasonably withheld or conditioned. If Tenant approves a Change Order Request in writing or does not respond to a Change Order Request within such five (5) Business Day period, then (i) such Change Order Request shall constitute an “Approved Change Order,” and (ii) except as provided below, the Base Specification - Final, the Project Budget, and, if applicable, Construction Programme shall be revised and adjusted in accordance therewith. Any dispute as to whether the Tenant is withholding approval pursuant to and in accordance with this Clause 7.2 shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24.

7.3.
If (i) Landlord encounters any unforeseen site conditions which necessitate a change in the Shell Building Works and/or Stage Works or (ii) due to Force Majeure, it becomes necessary for Landlord to enter into a change order with Contractor extending general conditions or otherwise accounting for costs associated with the applicable unavoidable delay or (iii) changes are required to comply with applicable Statutory Requirements and/or CDM Regulations enacted after the full execution and delivery of the Certificate Regarding Construction Drawings, Project Budget and Construction Programme (in any case, an “Unforeseen Condition Change Order”), then Landlord shall, if reasonably practicable under the circumstances, consult with Tenant prior to issuing such Unforeseen Condition Change Order and shall use commercially-reasonable efforts to minimize any increase in the Project Budget or extension of the Construction Programme resulting therefrom, but the same shall nevertheless result in a corresponding increase in the Project Budget and constitute Development Costs hereunder, and the final decision with respect to the issuance of such Unforeseen Condition Change Order(s) shall be made by Landlord in its sole, good faith judgment (and not subject to Tenant's approval). Notwithstanding the foregoing, Landlord shall not issue any Unforeseen Condition Change Order without the prior written approval of Tenant (which such approval shall not be unreasonably withheld, delayed or conditioned) if such Unforeseen Condition Change Order would: (a) materially affect the functionality of any Phase (including, without limitation: size, layout, and location; power availability, density, and distribution; and cooling and humidity specifications and conditions) or the operational efficiency (e.g., PUE) of the affected Phase(s), as constituted from time to time; (b) alter or modify any of the Rackspace Design Goals incorporated into the Design Documents; (c) increase the overall Project Budget by more than [*****]; or (d) extend the Construction Programme so that: (I) the Contract Time for Stage 1 is estimated to extend beyond the Target Commencement Date (A) (as the same may have been previously extended under and pursuant to the terms of this Agreement); or (II) the Commencement Date (D) is estimated to occur after the Target Commencement Date (D) (as the same may have been previously extended under and pursuant to the terms of this Agreement) for Stage 2. Tenant shall have five (5) Business Days to review an Unforeseen Condition Change Order with respect to which Tenant has approval rights under items (a) - (d), inclusive, such approval not to be unreasonably withheld, conditioned or delayed. If Tenant approves an Unforeseen Condition Change Order in writing or does not respond to an Unforeseen Condition Change Order request within such five (5) Business Day period, then (y) such an Unforeseen Condition Change Order shall constitute an “Approved Change Order,” and (z) except as provided below, the Project Budget, and, if applicable, Construction Programme shall be revised and adjusted in accordance therewith. Any dispute as to whether the Tenant is withholding approval pursuant to and in accordance with this Clause 7.3 shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24. Notwithstanding the foregoing, nothing contained in this Clause 7.3 shall be implied or interpreted as placing the risk of unforeseen conditions on Landlord. Rather, Tenant's objection right, as described above in this Clause 7.3, is included in this provision to provide Tenant a right to approve the manner in which the Landlord proposes to address the matter(s) described in items (i), (ii), and/or (iii) of this Clause 7.3, as reflected in the relevant Unforeseen Condition Change Order, considering any proposed increase in the Project Budget and/or proposed extension of the Construction Programme, and to provide Tenant an opportunity to prescribe one (1) or more reasonable alternatives to Landlord's Unforeseen Condition Change Order. If the Landlord and Tenant are unable to agree on any Landlord's Unforeseen Condition Change Order under this Clause 7.3, then such circumstance shall be deemed a dispute and determined in accordance with Clause 24, below.

7.4.
Except as otherwise expressly provided in this Agreement, the Project Budget may be increased only as follows: (i) any Change Orders (subject to the terms and conditions of Clauses 7.1 and 7.2); (ii) changes (including, without limitation, in the Construction Programme) resulting from or in connection with any Tenant's Delay; and (iii) any Unforeseen Condition Change Orders (subject to the terms and conditions of

Clause 7.3). Notwithstanding anything to the contrary contained in this Agreement, if Tenant's approval is required for any Change Order and/or any Unforeseen Change Order as set forth in this Agreement, and Landlord moves forward with any such Change Order and/or Unforeseen Change Order without submitting a request to Tenant for approval thereof as provided for herein, then, in addition to any other rights and remedies of Tenant set forth in this Agreement and/or available at law or in equity, Landlord shall be responsible and liable, without reimbursement from Tenant and without any such costs or expenses being included as a Development Cost, to pay all costs and expenses associated with such Change Order and/or Unforeseen Change Order, including, without limitation, any and all costs and expenses to correct and/or remove any work associated with any such Change Order and/or Unforeseen Change Order.

8.	Tenant's Requested Modifications

8.1.	Tenant's Notification of Modifications

The Tenant shall have the right to request variations, additions, deletions, and/or substitutions to the Shell Building Works and/or the Stage Works (in each case a “Tenant's Requested Modification”), by application in writing to the Landlord which shall be subject to the Landlord's approval, provided that Landlord may withhold its approval regarding any Tenant's Requested Modification only where any such Tenant's Requested Modification contains facilities, materials, or work which, if implemented, would:

(a)	adversely affect the structural integrity of the Building in a material manner;

(b)
materially and adversely affect the ability of Landlord to lease the affected Premises to third parties, for the same or substantially similar use as the Permitted Use (as defined in each Lease), upon the expiration or earlier termination of the term of the relevant Lease, because any such Tenant's Requested Modification is inconsistent with the Permitted Use; or

(c)
specify the use of any Prohibited Materials or violate any laws or the requirements of any Approvals or be such that any Approval or any insurance effected or to be effected by the Landlord pursuant to Clause 20 is reasonably likely to be prejudiced or unobtainable or is adversely affected (otherwise than to an immaterial extent).

Any dispute as to whether a Tenant's Requested Modification is prohibited by this Clause 8.1 or whether the Landlord is reasonably withholding consent pursuant to this Clause 8.1 shall be agreed between the Landlord and the Tenant as soon as reasonably practicable after a written request so to do by one party to the other or in the event they cannot so agree shall be determined in accordance with Clause 24.

8.2.	Approval of Modifications
The Tenant shall furnish with any such application (a “TRM Application”) the reasons for it and sufficient information to enable the Landlord to determine the extent and scope of the Tenant's Requested Modifications, the cost of the same, any proposed changes to lettable area and any anticipated impact on the Construction Programme. The Landlord shall not be obliged, where it has given initial consideration to a TRM Application but has found that any such reasons and/or information as referred to above have not been provided or the Landlord reasonably requires other information, to give further consideration to the TRM Application until the Tenant has (following written request from the Landlord identifying the missing further information that is required which shall be provided within five (5) Business Days of receipt of the application by the Landlord) provided that further information which the Landlord so reasonably requires.

8.3.	Authorisation Requests and Relevant Estimates

(a)
As soon as reasonably practicable and in any event within ten (10) Business Days following receipt of the information specified in Clause 8.2 and, subject as set out in Clause 8.1, if the Landlord approves a TRM Application (so far as applicable), the Landlord shall work closely with the Tenant's Representative and shall furnish to the Tenant in duplicate a memorandum which sets out details of the Tenant's Requested Modification in question, the duplicate of which will include an acceptance section for completion by the Tenant if it wishes to proceed with such Tenant's Requested Modification (the “TRM Authorisation Request”) and to which is annexed a statement setting out:

i.	the Approvals and the third party consents required in respect of the Tenant's Requested Modification (the “Modification Consents”);

ii.
an estimate of any Tenant's Delay which is likely to result by reason of such Tenant's Requested Modification and which shall include where applicable any estimated period of delay in respect of seeking and obtaining the Modification Consents (“Estimate of Tenant's Delay”); and

iii.	the Landlord's good faith estimate of any Development Costs attributable to such Tenant's Requested Modifications (the “TRM Costs Estimate”).
Provided that the Estimate of Tenant's Delay and the TRM Costs Estimate (the “Relevant Estimates”) shall not be binding on the Landlord or the Tenant and no warranty as to the accuracy of such statements is given or shall be implied. In connection with the foregoing, Landlord agrees to cooperate reasonably and in good faith with Tenant to: (I) implement Tenant's Requested Modifications so as to minimize or eliminate (A) any Tenant's Delay and/or (B) any increase to the Project Budget, resulting from any such Tenant's Requested Modifications; and (II) mutually agree on a schedule for any Tenant's Requested Modifications, which, upon approval by Landlord and Tenant, shall be incorporated into the Construction Programme.

(b)
Prior to receiving the Tenant's countersigned TRM Authorisation Request and Relevant Estimates, unless otherwise directed by Tenant in writing as part of the applicable TRM Application, the Landlord shall continue to progress or procure the progress of the Shell Building Works and/or the Stage Works as if no application for a Tenant's Requested Modification had been received. The Tenant agrees, for the avoidance of doubt, that where the Landlord continues with the execution of any aspects of the Shell Building Works and/or the Stage Works (as appropriate) in accordance with this Agreement prior to the incorporation of a Tenant's Requested Modification, then any costs which are wasted as a result shall nonetheless be included as part of the Development Costs, as and to the extent such costs otherwise qualify as Development Costs under the applicable terms and provisions of this Agreement.

8.4.	Acceptance by the Tenant

(a)
If, having received the TRM Authorisation Request and the Relevant Estimates provided by the Landlord pursuant to Clause 8.3(a), the Tenant wishes to have the Tenant's Requested Modification made it shall within five (5) Business Days after receipt of such TRM Authorisation Request and Relevant Estimates countersign (by way of acknowledgement) and return the duly countersigned duplicate (without amendment or qualification) of the TRM Authorisation Request to the Landlord.

(b)
The countersigning and returning of the duplicate TRM Authorisation Request unamended and unqualified by the Tenant authorises the Landlord to proceed with the Tenant's Requested Modification and confirms that any actual Tenant's Delay and Development Costs properly referable to the Tenant's Requested Modification, whether or not in excess of those set out in the Relevant Estimates, shall constitute Development Costs and Tenant's Delay for all relevant purposes under this Agreement, independent of the Relevant Estimates but subject to all relevant terms and conditions of this Agreement, including, without limitation, the final grammatical paragraph of Clause 8.3(a) above and Clauses 8.5 and 8.7 below.

8.5.	Preparation of Plans
If the Tenant has countersigned and returned a TRM Authorisation Request unamended and unqualified to the Landlord in accordance with Clause 8.4(a) then:

(a)
The Landlord shall (in the case of any Tenant's Requested Modification to the Shell Building Works), prepare or procure as soon as reasonably practicable the preparation of scaled and dimensioned architectural and engineering working drawings and specifications showing in detail and in scope the Tenant's Requested Modification which drawings and specifications are in this Agreement together called “Modification Plans”. The Modification Plans shall be submitted promptly to the Tenant for approval (such approval not to be unreasonably withheld) and if within five (5) Business Days of such request the Tenant shall not have in writing approved or reasonably objected to such request giving its reasons then such approval shall be deemed to have been given by the Tenant) provided that if it is apparent that a Modification Consent is required in respect of any Tenant's Requested Modification to the Shell Building Works and/or the Stage Works the Landlord shall first prepare or procure the preparation of, as soon as reasonably practicable, the plans which are necessary in order to apply for such Modification Consent and only prepare or procure the preparation of full Modification Plans either as soon as reasonably practicable following such Modification Consent being obtained or, if earlier, when the parties agree (acting reasonably) that it is appropriate to do so.

(b)
Any facilities or materials supplied by and any work performed or procured by the Landlord by reason of Tenant's Requested Modification which are described in the Modification Plans are called “Modifications” in this Agreement and shall (subject to such Modification Plans having been approved (or deemed approved) by the Tenant pursuant to Clause 8.5(a) so far as applicable) be deemed to be part of the Shell Building Works and/or the Stage Works (as appropriate).

(c)
The Landlord shall use reasonable endeavours to obtain, as soon as reasonably practicable, the Modification Consents for Tenant's Requested Modifications to the Shell Building Works and/or the Stage Works (as appropriate) and shall notify the Tenant whether the same have been granted or otherwise forthwith on receiving notification of the same.

(d)
If, despite its reasonable endeavours, Landlord is unable to obtain the Modification Consents for any Tenant's Requested Modifications, Tenant will consider alterations or modifications to such Tenant's Requested Modifications that will enable Landlord to obtain the Modification Consents. If Tenant does not elect to make any alterations or modifications to Tenant's Requested Modifications in order to secure the relevant Modification Consents, or the Modification Consents cannot be secured, regardless of any alterations or modifications to Tenant's Requested Modifications, the Tenant's request for any such Tenant's Requested Modification shall be deemed to be withdrawn and the provisions of Clause 8.8 shall apply.

(e)
Subject to Landlord's delivery of copies of the Modification Consents to Tenant (which the Landlord shall procure and provide for the Tenant as soon as reasonably practicable), the Tenant shall notify the Landlord within five (5) Business Days of their receipt by the Tenant whether the Modification Consents are satisfactory to it and if they are the provisions of Clause 8.7 shall apply and if they are not or if the Tenant shall fail to give such notice within such period the Tenant's request for the Tenant's Requested Modification shall be deemed to be withdrawn and the provisions of Clause 8.8 shall apply.

(f)
Actual delay to the Shell Building Works and/or the Stage Works resulting from the need for, and the obtaining of, Modification Consents in accordance with this Clause 8 shall be a Tenant's Delay for the purposes of this Agreement, as and to the extent such delay otherwise qualifies as Tenant's Delay under the applicable terms and conditions of this Agreement.

8.6.	Calculation of actual Development Costs referable to Tenant's Requested Modifications
The Landlord shall calculate as soon as reasonably practicable the amount of the actual Development Costs properly referable to the Modifications utilising (inter alia) initially for estimation purposes the pricing information provided by the Contractor and eventually utilising (inter alia) the sums finally properly payable to the Contractor in relation to the relevant Tenant's Requested Modifications, all pursuant to and in accordance with the terms and conditions of this Agreement regarding the qualification for, and computation of, Development Costs.

8.7.	Execution of the Modifications
Subject to:

(a)	the Tenant countersigning and returning an unamended and unqualified TRM Authorisation Request in accordance with Clause 8.4(a);

(b)	preparation of the relevant Modification Plans (and the approval thereof by Tenant); and

(c)	obtaining all necessary Modification Consents (and the approval thereof by the Tenant);
the Landlord shall procure the carrying out of the relevant Tenant's Requested Modifications as part of the Shell Building Works and/or the Stage Works (as applicable) in accordance with the provisions of this Agreement.

8.8.	Tenant's Withdrawal of a Tenant's Requested Modification
If:

(a)	the Tenant withdraws a request for the Tenant's Requested Modification prior to the Landlord commencing the relevant Shell Building Works and/or the Stage Works (as applicable), which Tenant shall be entitled to do at any time by way of notice to the Landlord (any withdrawal after commencement of the relevant Shell Building Works and/or the Stage Works (as applicable) being treated as a request for a Tenant's Requested Modification pursuant to Clause 8.1), or Tenant is deemed to withdraw a request for any Tenant's Requested Modification in accordance with the provisions of Clause 8.5(d) or 8.5(e); or

(b)	the Tenant fails to countersign and return a TRM Authorisation Request unamended and unqualified to the Landlord in accordance with Clause 8.4(a);
then the Landlord shall have no further obligation to implement the Tenant's Requested Modification in question and all proper costs and expenses properly incurred by the Landlord and the Landlord's Professional Team pursuant to this Agreement in respect of such withdrawn Tenant's Requested Modification (including, for the avoidance of doubt, any such costs which will need to be properly incurred in reverting to designing and constructing the relevant parts of the Shell Building Works and/or the Stage Works (as appropriate) as designed prior to the variations proposed by the Tenant's Requested Modification) shall constitute Development Costs and any actual delays resulting from the Landlord complying with its obligations pursuant to this Agreement in respect of such withdrawn Tenant's Requested Modification shall constitute a Tenant's Delay for the purposes of this Agreement, as and to the extent: (i) such costs and expenses otherwise qualify as Development Costs under the applicable terms and conditions of this Agreement; and (ii) such delay(s) otherwise qualify(ies) as Tenant's Delay under the applicable terms and conditions of this Agreement.

9.	Intellectual Property

9.1.	Landlord Intellectual Property

(a)
Notwithstanding the fact that the Landlord may provide the Tenant and/or its representatives copies of drawings and/or other Intellectual Property Rights of Landlord relevant to the Shell Building Works and the Stage Works, the Landlord reserves all rights related to such materials, including any and all ownership rights and/or copyrights related to such materials. In particular, the Tenant acknowledges that no licence to use or reproduce any of Landlord's Excluded Materials (as defined on Schedule 12) are hereby granted.

(a)
The Tenant shall observe, and shall cause its representatives to observe, all restrictions on copyright and other Landlord Intellectual Property Rights applicable to, and treat as supplied in confidence, all drawings, plans, specifications, cost information, trade contracts, documents, and calculations supplied by the Landlord, the Contractor or the Landlord's Professional Team in connection with or related to the Shell Building Works and the Stage Works.

(b)
For avoidance of doubt, and notwithstanding anything herein to the contrary, Tenant and Landlord acknowledge that the Tenant's use of any particular individual element of the Intellectual Property Rights of Landlord relevant to the Shell Building Works and the Stage Works shall not be restricted under the terms of this Agreement to the extent that such element: (i) is, at the time of such consideration, generally available for use by the public other than through breach of this Agreement or any other duty of confidentiality owed to the Landlord and/or Landlord's Affiliates; (ii) is known to, and usable by, Tenant (or its Affiliates), without restriction, prior to disclosure of such items to Tenant by or on behalf of Landlord and/or Landlord's Affiliates; (iii) has been provided to Tenant (or its Affiliates) by a person or entity other than Landlord, Landlord's Affiliates, and/or their respective agents, contractors, consultants, employees, representatives, and/or service providers (provided that such information, to Tenant's knowledge, was disclosed by a person or entity not bound by confidentiality, nondisclosure, or non-use obligations or restrictions with respect thereto); or (iv) was developed by Tenant (or its Affiliates) without reference to any materials provided under this Agreement or otherwise by or on behalf of Landlord and/or Landlord's Affiliates, as shown by the written business records of Tenant (or its Affiliates).

9.2.	Tenant's Intellectual Property

(a)
Tenant shall retain all of the right, title, and interest in the Intellectual Property Rights of Tenant relating to the Project, including, without limitation, Tenant's Know-How (including, without limitation, Tenant's Know-How reflected in the Rackspace Program-Level Design Concepts). Tenant hereby grants Landlord a perpetual, non-exclusive, royalty-free license and right to use Tenant's Know-How for the design, development, construction, operation, maintenance, and repair of the Building, but for no other purpose without the express written consent of Tenant, such consent to be granted or withheld in Tenant's sole and absolute discretion.

(b)
For avoidance of doubt, and notwithstanding anything herein to the contrary, Tenant and Landlord acknowledge that: (i) the Rackspace Design Goals do not represent Tenant's Know-How, Rackspace Program-Level Design Concepts, nor Tenant's Intellectual Property; and (ii) notwithstanding any provision of this Agreement to the contrary, the Landlord's use of any particular individual element of Tenant's Know-How and/or the Rackspace Program-Level Design Concepts shall not be restricted under the terms of this Agreement to the extent, in either case, that such element: (A) is, at the time of such consideration, generally available for use by the public other than through breach of this Agreement or any other duty of confidentiality owed to the Tenant and/or Tenant's Affiliates; (B) is known to, and usable by, Landlord (or its Affiliates), without restriction, prior to disclosure of such items to Landlord by or on behalf of Tenant and/or Tenant's Affiliates; (C) has been provided to Landlord (or its Affiliates) by a person or entity other than Tenant, Tenant's Affiliates, and/or their respective agents, contractors, consultants, employees, representatives, and/or service providers (provided that such information, to Landlord's knowledge, was disclosed by a person or entity not bound by confidentiality, nondisclosure, or non-use obligations or restrictions with respect thereto); or (D) was developed by Landlord (or its Affiliates) without reference to any materials provided under this Agreement or otherwise by or on behalf of Tenant and/or Tenant's Affiliates, as shown by the written business records of Landlord (or its Affiliates).

9.3.
To the extent any new Intellectual Property Rights are jointly created or developed by Landlord and Tenant through the Project, Landlord and Tenant will jointly own such new Intellectual Property Rights (“Joint Intellectual Property Rights”), with neither party having a right of accounting to the other party and with each party having the right to freely use and license such new Intellectual Property Rights without the consent of the other party.

10.	Confidentiality

10.1.
The term “Confidential Information” shall mean: (a) the terms and provisions of this Agreement and the Leases; and (b) all information, including, without limitation, all drawings, plans, specifications, know-how, costs, trade contract documents, and calculations, disclosed, supplied, or made available by one party and/or its Affiliates, agents, employees, representatives, contractors, consultants, service providers, or other members of its professional team (“Discloser”), to the other party or its Affiliates (“Recipient”) which relates to: this Agreement; the design, development, construction, maintenance, repair, and operation of the Building; or the Leases, whether disclosed before, on, or after the date of this Agreement, and whether in oral, paper, magnetic, electronic, photographic, or any other form. Confidential Information shall not include information that: (i) is, at the time of such consideration, generally available to the public other than through breach of this Agreement or any other duty of confidentiality owed to the Discloser and/or Discloser's Affiliates; (ii) is known to, and usable by, Recipient, without restriction, prior to the disclosure to Recipient by or on behalf of Discloser and/or Discloser's Affiliates; (iii) is disclosed to Recipient by a person or entity other than Discloser, Discloser's Affiliates, and/or their respective agents, contractors, consultants, employees, and/or representatives (provided that such information, to Recipient's knowledge, was disclosed by a person or entity not bound by confidentiality, nondisclosure, or non-use obligations or restrictions with respect thereto); or (iv) was developed by Recipient without reference to Discloser's Confidential Information as shown by Recipient's written business records.

10.2.
Recipient shall not use the Discloser's Confidential Information other than for the purpose of evaluating and carrying out the design, development, construction, maintenance, repair, and operation of the Building, or otherwise completing the transaction described in this Agreement and the Leases.

10.3.
Recipient shall use reasonable care to protect the Discloser's Confidential Information from unauthorized use and disclosure. Recipient shall not disclose the Discloser's Confidential Information, except as follows: (i) to its employees, Consultants, Contractors, service providers, agents, and/or representatives, who need to know the information in connection with the design, development, construction, operation, maintenance, and/or repair of the Building, and provided such third parties are bound by written confidentiality restrictions at least as stringent as those provided in this Agreement; (ii) in order to enforce and/or exercise Recipient's rights and/or remedies under this Agreement, including, without limitation, under Clause 9 above, and/or the Leases; and (iii) as required by law in the reasonable opinion of the Recipient's counsel, including, without limitation, in response to legal process compelling such disclosure, and if required and/or advisable under applicable securities laws regarding public disclosure of business information, provided that, in connection with this item (iii), the Recipient shall provide prompt written notice to Discloser thereof unless notice is prohibited by applicable law. With respect to any disclosure under item (iii) above, the Recipient shall limit any such disclosure to that Confidential Information which is legally required to be provided in the reasonable opinion of Recipient's counsel, and, at the Discloser's request and expense, the Recipient shall reasonably cooperate, at Discloser's cost and expense, with the Discloser's reasonable efforts to avoid or limit any such disclosure.

10.4.
Neither party acquires any patent, copyright, trademark rights, or licenses under this Agreement as a result of the receipt of Confidential Information from Discloser, except as otherwise specifically set forth herein, including, without limitation, under Clause 9 above. Except as otherwise expressly provided in Clause 9 above, all Confidential Information shall remain the exclusive property of Discloser, and each party reserves and all right, title, and interest in and to its Intellectual Property Rights.

10.5.
Except to the extent necessary to carry out the design, development, construction, operation, maintenance, and/or repair of the Building, and/or to perform the obligations of the Recipient hereunder and/or under the Leases, except as otherwise expressly provided elsewhere in this Agreement, and except as and to the extent required to be retained by applicable Statutory Requirements, the Recipient will return or destroy the Discloser's Confidential Information promptly on demand, and will promptly certify in writing, if requested, that the Confidential Information has been fully returned or destroyed.

10.6.	Each party acknowledges that injunctive relief prohibiting disclosure is an appropriate remedy under this Agreement.

10.7.
Recipient agrees to promptly notify the Discloser if it discloses Discloser's Confidential Information other than as authorized by this Agreement, either intentionally or inadvertently, and to assist the Discloser in recovering any such Confidential Information and/or mitigating harm to the Discloser resulting from such unauthorized disclosure.

10.8.
The obligations stated in this Agreement shall survive the expiration of this Agreement as to information disclosed prior to the expiration of this Agreement for a period of two (2) years from the earlier to occur of: (i) the Shell Building Works Practical Completion and Stage Works Practical Completion relative to Stage 2; or (ii) the termination of this Agreement, except that if any information constituting all or part of a trade secret is disclosed, such information shall remain Confidential Information until it is no longer a trade secret.

11.	Certificates of Practical Completion

11.1.	Landlord to give Tenant notice of inspection
In respect of the Shell Building Works and the Stage Works, the Landlord shall, in each instance, procure that the Contract Administrator gives to the Tenant not less than fifteen (15) Business Days' advance written notice of the date on which Contract Administrator will inspect the Shell Building Works or the Stage Works with a view to the issue of the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant).

11.2.	Further inspections
If, following the inspection, the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant) is not issued, the Landlord shall ensure that the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant) is not subsequently issued unless not less than three (3) Business Days' advance written notice is given to the Tenant of the date of re-inspection, and this procedure shall be repeated as often as necessary until the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant) is issued.

11.3.	Joint inspection
The Tenant and the Tenant's Representatives shall be entitled to accompany the Architect and/or the Contract Administrator, as applicable, on every inspection of the Shell Building Works or the Stage Works (as relevant) prior to the issue of the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant). In connection with such inspections, the Contract Administrator, Landlord, and Tenant will prepare a list of the snagging items to be included in the Shell Building Works Certificate of Practical Completion. Furthermore, Landlord, Tenant, and the Contract Administrator will jointly inspect the Shell Building Works and/or the Stage Works (as relevant) on a date mutually agreed upon by such parties that is approximately twelve (12) months after the issuance of the Shell Building Works Certificate of Practical Completion or the Stage Works Certificate of Practical Completion (as relevant) (and in any event prior to the expiration of any applicable warranty period(s) provided for in the Building Contract), in order to inspect the Shell Building Works or the Stage Works (as relevant), the completion thereof (including any snagging items and any corrective work performed prior to such inspection), and any defects with respect thereto. The terms and provisions of this Clause 11.3 shall survive the expiration of this Agreement.

11.4.	Certificates of Practical Completion
The Landlord shall procure that a copy of the Shell Building Works Certificate of Practical Completion and/or the Stage Works Certificate of Practical Completion (as relevant) is delivered to the Tenant within two (2) Business Days of its issue.

11.5.	Snagging Items
Landlord shall cause correction and completion of all snagging items and shall provide periodic progress updates regarding the completion of such snagging items to Tenant. Failure to include any snagging item in the Shell Building Works Certificate of Practical Completion will not alter the responsibility of Landlord for completion of all Shell Building Works and Stage Works. If any snagging item must be completed after commencement by Tenant of Tenant's installations (as provided for in each Lease), Landlord shall coordinate with Tenant and Tenant's contractor to ensure timely completion of the snagging items and mitigate any unreasonable disruption to Tenant's installations and Tenant's construction schedule. The terms and provisions of this Clause 11.5 shall survive the expiration of this Agreement.

11.6.	Landlord's Liability
With effect from Shell Building Works Practical Completion and each relevant Stage Works Practical Completion, except as expressly provided in this Agreement (including, without limitation, under Clause 32 below, as well as any obligations of Landlord that expressly survive the expiration of this Agreement) and except with respect to any representations made by Landlord and/or Landlord's solicitors in written replies to enquiries from Tenant and/or Tenant's solicitors, the Landlord shall have no further liability to the Tenant under this Agreement in relation to the Shell Building Works and/or the relevant Stage Works, provided that, for the avoidance of doubt, the foregoing shall not modify, limit, impair, or otherwise affect Landlord's duties and obligations under the Leases.

12.	Capital Allowances
The Landlord reserves the right to claim for itself the benefit of any capital allowances or grants which may be available in respect of any of the Development Costs. The Tenant shall render such reasonable assistance as the Landlord may reasonably require in this regard, provided that, for avoidance of doubt, the foregoing right of Landlord shall in no event apply to Tenant's Personal Property (as that term is defined in Schedule 9, below) or Tenant's improvements or alterations to the Premises. Without limiting the foregoing, the Tenant reserves the right to claim for itself the benefit of any capital allowances or grants which may be available in respect of Tenant's Personal Property and/or Tenant's Alterations (as defined in each Lease). The Landlord shall render such reasonable assistance as the Tenant may reasonably require in this regard.

13.	Grant of Leases

13.1.	To grant the Leases

(a)
Subject to the provisions of this Clause 13 and Clause 14, the Landlord shall grant each of the Leases with full title guarantee, and the Tenant shall accept and execute a counterpart of each of the Leases for the respective Terms (as defined in each Lease). Clauses 13 to 16 shall apply to the completion of each of the Leases, mutatis mutandis.

(b)
Notwithstanding that the Site has not been selected and acquired by Landlord or that the Building has not been designed as of the effective date of this Agreement, Landlord and Tenant each acknowledges and agrees that: (i) it is experienced in transactions of this nature; and (ii) it waives any and all claims of, or related to: (A) an insufficient description of: (1) the Site, the Building, or the Premises, including, without limitation, any and all claims under any applicable statute of frauds; (2) the exact amount of Critical Load Power to be available to each Premises; or (3) the Quarterly Recurring Charges or any other Rent payable by Tenant hereunder and under the Leases; or (B) a failure by Landlord and Tenant to agree in this Agreement on any other material term regarding the form of lease to be used by the parties for Tenant's lease of the Phases, as shall hereafter be set forth in each Lease. The parties agree that if modifications of this Agreement or any Lease (or the preparation of additional documents) are necessary in order to cause the terms of this Agreement (and/or any Lease) to have their intended, enforceable and valid effect, the parties will act reasonably and in good faith to cause the additional and/or further documentation and/or agreements to become effective by and between them if, as, and when reasonably necessary.

13.2.	Form of Lease

(a)	Engrossments of each Lease and each counterpart will be prepared by the Landlord's Solicitors.

(b)
The Landlord and/or the Tenant may make such additions or modifications to the form or the plan to be annexed to each Lease as may reasonably be required to describe the applicable Premises or the Building as eventually constructed, as set forth in the relevant Lease, which additions or modifications shall be reasonably approved by the other party. The applicable Commencement Date shall be inserted in the engrossments of the relevant Lease and counterpart Lease on completion for the corresponding Phase.

13.3.	Length of Lease Terms and Quarterly Recurring Charges
The following provisions shall apply (inter alia) to the computation and the commencement date for payment of the rents payable under, and the calculation of the commencement and length of the term of, each Lease:

(a)
The Commencement Date for each Lease of a Phase shall be the date on which Landlord (i) satisfies the relevant Commencement Date Conditions, including the relevant Stage Works Practical Completion, and (ii) delivers possession of such Phase to Tenant; and the term of the Lease for each Phase shall be for a period of twenty (20) years (two hundred forty (240) full calendar months, plus any Partial Month, as defined in the Leases) commencing upon the Commencement Date for such Phase's Lease.

(b)
The Quarterly Recurring Charges for each Phase shall initially be a sum equal to the Estimated Quarterly Recurring Charges for such Phase, such amount being deemed to be exclusive of VAT (if any) thereon, and such amount to be adjusted as set forth in Clause 13.4 below and the relevant Lease.

(c)	The Quarterly Recurring Charges for each Phase shall commence to be payable on the Commencement Date for the Lease of such Phase.

13.4.	Quarterly Recurring Charges Calculation

(a)
The Landlord shall submit to the Tenant, within five (5) Business Days of the relevant Stage Works Practical Completion, the Landlord's draft final account for the Total Development Costs to date for such Stage together with such supporting documents and information as the Landlord shall consider necessary (acting reasonably), together with its calculation of the Estimated Quarterly Recurring Charges for each Phase of such Stage, all subject to the terms and provisions set forth in Schedule 7 attached hereto. Landlord shall provide such additional supporting documentation and information regarding the calculation of the Total Development Costs as Tenant may reasonably request.

(b)
On the expiry of eleven (11) months from each Phase's respective Commencement Date, the Landlord shall issue to the Tenant a final statement of account setting out its final calculation of the Total Development Costs for the relevant Stage, together with such further supporting documents and information as may be reasonably required by the Tenant in order for it to review and consider such final calculation of the same by the Landlord. As soon as reasonably practicable after receipt of the same, the Tenant and the Landlord shall work together reasonably and in good faith to agree on such final account and the consequent Actual Quarterly Recurring Charges for each such Stage, and each Phase of such Stage, and, subject to the terms and provisions of Clause 13.4(c), the Actual Quarterly Recurring Charges for each such Stage, and each Phase of such Stage, shall be deemed to be the Quarterly Recurring Charges for each such Stage, and each Phase of such Stage, for the purposes of the relevant Leases, and the parties shall document the same by signing a memorandum. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Estimated Quarterly Recurring Charges and the Actual Quarterly Recurring Charges for each of Phase 2, Phase 3, and Phase 5 shall be subject to further adjustment as set forth in the definitions of “First Year Quarterly Recurring Charges” and “Reconciled First Year Quarterly Recurring Charges” in the relevant Leases. Any dispute as to such final account and the amount of the Total Development Costs for a Stage and/or any Phase within a Stage shall be determined in accordance with Clause 24.

(c)	If, upon agreement or determination of the final statement of account of the Total Development Costs for a Stage and each Phase of a Stage under Clause 13.4(b):

(i)
the Estimated Quarterly Recurring Charges for any Phase exceeds the Actual Quarterly Recurring Charges for such Phase, the Landlord shall credit against the Quarterly Recurring Charges for such Phase due pursuant to the Lease for the immediately following quarter (or longer, if necessary) any amount in excess of the Actual Quarterly Recurring Charges for such Phase which may have been paid by the Tenant; or

(ii)
the Estimated Quarterly Recurring Charges for any Phase is less than the Actual Quarterly Recurring Charges for such Phase, then the Tenant shall pay to the Landlord a sum equal to such difference within forty-five (45) days after the final statement of account being so agreed or determined.

13.5.	Description of the Land, the Building, and the Premises
The following provisions shall apply (inter alia) to the description of the Land, the Building, and each Phase under each Lease:

(a)
The Land shall be the Site acquired by the Landlord under Schedule 8 and shall be described using the same description included in Landlord's application for the registration of the Landlord's freehold interest in and to the Site.

(b)
The Building, including the Electricity Consumption Threshold, the capacity of the Building generators, the description of the Infrastructure, and the rooftop area subject to Tenant's rooftop rights, as well as the parking area(s) serving the Building, shall be described as constructed.

(c)
Each Phase, including the maximum structural load with respect thereto and the Net Lettable Area and the gross square footage thereof, as well as each Pathway and the OS Tenant Spaces, shall be described as constructed.

(d)	Any capitalized term used in this Clause 13.5 that is not defined in this Agreement shall have the meaning ascribed to such term in each Lease.

14.	Completion

14.1.	Completion date
The grant of the Leases shall be completed at the offices of the Landlord's Solicitors not later than ten (10) Business Days after the date:

(a)
on which the Landlord satisfies all of the relevant Commencement Date Conditions (including, without limitation, the relevant Stage Works Practical Completion) [i.e., the Leases for Phases 1, 2, and 3 shall be completed within ten (10) Business Days after the Landlord satisfies the Commencement Date Conditions (A), subject to (b), below, and the Leases for Phases 4 and 5 shall be completed within ten (10) Business Days after the Landlord satisfies the Commencement Date Conditions (D), subject to (b), below]; and

(b)
of notice by the Landlord to the Tenant of the draft final account of the Total Development Costs to date and the Estimated Quarterly Recurring Charges for the relevant Phases of such Stage in accordance with Clause 13.4(a).

14.2.	Payment of rent
Rents for each Phase shall commence to be payable by the Tenant from the Commencement Date for such Phase whether or not the Tenant shall then have entered into occupation or taken possession of the Premises.

15.	Title
Upon the Landlord's title having been deduced to the Tenant's Solicitors pursuant and subject to the terms and conditions set forth in Schedule 8 attached hereto, the Tenant shall be deemed to accept the grant of each Lease with full knowledge of the title and the Landlord shall not be required to reply to any enquiries or requisitions on that title save in respect of matters arising after the date on which the Landlord Completes the Acquisition of the Site under Schedule 8.

16.	Matters affecting the Premises and the Site

16.1	The Premises are agreed to be let subject to such of the following matters as it relates to the Premises:

(a)
all local land charges registered before the date of the unconditional Completion of the Acquisition of a freehold interest in and to the Site by the Landlord, and all matters capable of registration as local land charges;

(b)
all notices served and orders, demands, proposals or requirements made by any local public or other competent authority, before the date of the unconditional Completion of the Acquisition of a freehold interest in and to the Site by the Landlord;

(c)	all actual or proposed orders, directions, notices or charges, restrictions, conditions, agreements or other matters arising under any town and country planning or highways legislation;

(d)
where the Landlord's title is registered, all unregistered interests which override registered dispositions as defined by Schedule 3, Land Registration Act 2002 and any interest preserved by the transitional provisions of Schedule 12, Land Registration Act 2002 to the extent and for so long as any interest is so preserved; and

(e)	all matters contained in or referred to in the Leases;
and the Landlord warrants that it shall provide the Tenant with notice of all such matters in accordance with Schedule 8.

16.2
Except as otherwise expressly provided in this Agreement, including, without limitation, the terms and provisions set forth in subclauses (a) - (e) above, Landlord covenants and agrees that Landlord shall take no action, and shall not authorize any action to be taken, that would unreasonably impair or limit Tenant's ability to access, use, and/or occupy the Building and/or the Premises in order to conduct the Permitted Use. In connection therewith, Landlord covenants and agrees that, except as expressly provided in this Agreement and/or the Leases and/or to the extent approved by Tenant: (i) other than restrictions, wayleaves, and/or other encumbrances required by applicable law and/or as otherwise permitted or required under this Clause 16, any restriction(s), wayleave(s), or other encumbrance(s) granted by Landlord or otherwise becoming effective under, by, or through Landlord with respect to the Site after the effective date of this Agreement (each, a “Future Restriction”) shall expressly exclude application, by specific reference, to the Premises (as the same may be constituted from time to time); (ii) any Future Restriction granted by Landlord in breach of the foregoing covenant, that applies to the Premises or Tenant's use thereof shall, as between Tenant and the Landlord, be null and void and of no force or effect; and (iii) except as and to the extent required by applicable law and/or as otherwise permitted or required under this Clause 16, the Landlord shall not enter into any license, lease, or other occupancy document of any kind, or any division, subdivision, or other partition of any kind, with respect to the Site or any portion thereof. The foregoing notwithstanding, and for the avoidance of doubt, the foregoing is not intended to be, nor shall it be interpreted as, a prohibition or restriction on Landlord's ability to sell the Site or grant a mortgage secured on its title to the Building and/or the Site and/or to dispose of the Site (or any portion thereof) in connection with the foreclosure of any such mortgage; provided, however, that the immediately preceding portion of this sentence shall not limit, impair, modify, or otherwise affect any other terms and provisions of this Agreement restricting the Landlord's ability to grant a charge on its title to the Building and/or the Site or to dispose of the Site in non-mortgage foreclosure-related transactions.

16.3
Notwithstanding the generality of the foregoing, and consistent with the terms and provisions of Clause 32.2(4)(c), below, the Landlord shall not, without Tenant's prior written approval (such approval not to be unreasonably withheld or conditioned), or except as and to the extent required by applicable law and/or as otherwise permitted or required under this Clause 16, execute, enter into, and/or file or voluntarily authorize to be filed of record, any of the following affecting the Site, or any portion thereof, and/or title thereto: (I) any easement (reciprocal or otherwise), wayleave, or other encumbrance of any kind, including, without limitation, any encumbrance related to any financing placed on the Site; and/or (II) any restrictive covenants agreement; provided, however, that (notwithstanding anything to the contrary contained in this Agreement), from and after the date that is fifteen (15) Business Days after the first date on which: (1) the Landlord delivers the Conveyance Evidence and Registration Evidence to the Tenant; and (2) the Landlord and the Tenant mutually agree upon the form of the AFL Notice and the forms EX1 and EX1A to be registered relative to the AFL Notice (if applicable) under Clause 23(a) below (such date, the “AFL Registration Trigger Date”), the Landlord has the right to place financing on the Site, which financing and all attendant rights will, for the avoidance of doubt, be subject and subordinate to the rights of Tenant under this Agreement and the Leases.

16.4
Furthermore, except (a) in connection with the performance of the Shell Building Works and the Stage Works under this Agreement, (b) in connection with the performance by Landlord of Landlord's maintenance, repair and/or restoration obligations under any Lease, (c) as required by applicable law, (d) in an emergency (i.e., the threat of immediate injury or damage to persons or property or the immediate imposition of a material civil or criminal fine or penalty), and/or (e) as otherwise expressly permitted or required under this Agreement and/or any Lease, Landlord shall not (i) remove or rearrange improvements on the Site, or (ii) construct additional improvements, buildings, or other structures on any part of the Site without, in each and every instance, obtaining the prior written consent of Tenant, which consent shall be granted or withheld in Tenant's sole and absolute discretion.

17.	Value Added Tax

(a)
All consideration to be paid or provided by either party to the other under this Agreement is exclusive of any value added tax (“VAT”), and value added tax shall be payable by the party in receipt of a supply against the delivery of a valid value added tax invoice.

(b)
The Landlord warrants that the Landlord (or the representative member of the Landlord's VAT group) is registered for VAT and agrees that, before Commencement Date (A), the Landlord (or a relevant associate for the purposes of paragraph 2 of Schedule 10 to the VAT Act or a relevant group member for the purposes of paragraph 21 of Schedule 10 to the VAT Act) will:

(i)	make an option to tax, which applies to the Premises (under paragraph 2 or 21 of Schedule 10 to the VAT Act), to take effect no later than Commencement Date (A);

(ii)	duly notify HM Revenue and Customs of the option to tax as set forth in item (i) above; and

(iii)	supply the Tenant with a copy of the option to tax and evidence of the receipt by HM Revenue and Customs of the option to tax as aforesaid.

(c)
The Landlord will not revoke the option to tax in relation to the Premises (either before or after completion) or knowingly do, cause to be done, or omit to do anything which could lead to the option to tax being revoked by HM Revenue and Customs.

(d)
The Tenant warrants and undertakes that it will be using the Premises wholly, or substantially wholly, for the making of supplies that are taxable supplies for VAT purposes (or supplies that would be taxable supplies if they were treated as being made in the United Kingdom), and will not render the option to tax referred to in Clause 17(b) ineffective.

18.	Interest
Interest shall be payable by each of Landlord and Tenant on any money which is not paid by it under this Agreement within ten (10) Business Days of the due date for its payment. Such interest shall accrue and be calculated on a daily basis, both before and after any judgment, at the rate of [*****] per annum above the base rate from time to time of The Royal Bank of Scotland plc, for the period from the due date for its payment until the date of payment. It shall be compounded quarterly and payable within fourteen (14) days of demand.

19.	Determination
Upon the happening of a Tenant's Default, the Landlord shall be entitled to determine this Agreement by written notice to the Tenant. Upon the service of such notice this Agreement and the right of the Tenant to the grant of the Leases will determine. Any such determination shall be without prejudice to any right of action or other remedy of the Landlord in respect of any antecedent breach by the Tenant of any of the provisions of this Agreement.

19.1.	Cancellation of Notice
In the event of determination of this Agreement the Tenant shall procure the cancellation of any entries relating to this Agreement in any register.

20.	Insurance

20.1.	Insurance of the Shell Building Works and the Stage Works
Until the applicable Stage Works Practical Completion, the Landlord shall procure that the applicable Shell Building Works and Stage Works are insured by the Contractor in accordance with the terms of the Building Contract, which Building Contract will require the Contractor to carry, throughout the construction of the Building and continuing until the date that is two (2) years following final completion of the Project: (a) builder's risk insurance on a causes of loss-special form or equivalent, covering the full replacement cost of the Shell Building Works and Stage Works; (b) all other coverages and policies required of Tenant under the Phase 1 Lease, excluding only business interruption insurance, and with the same limits, except for public liability insurance, which will have limits that are customarily carried by contractors of similar projects in the Greater London region; and (c) an Owners and Contractors Protective Liability insurance policy, which such policy shall: (i) be issued in the names of Landlord, Digital, Tenant, Rackspace US, Inc., a Delaware corporation, and Rackspace Hosting, Inc., a Delaware corporation; (ii) be written for an annual term, with the option to extend such policy until the Commencement Date (D); (iii) have limits of $1,000,000 per occurrence and $1,000,000 in the aggregate; (iv) be an occurrence policy; and (v) be location specific. All such insurance policies and coverages specified in subclauses (a) - (c) to be carried by the Contractor must be issued by one (1) or more insurers each of which satisfies the requirements of Tenant's insurers under the Phase 1 Lease. The damages and losses covered by such policies and coverages are referred to in this Agreement as “Contractor Insured Risks”. In addition to the foregoing, the Landlord shall procure that the Architect, the Design Firm, and, if applicable, the MEP Designer(s), each carries professional indemnity insurance protecting against claims for errors and omissions, in amounts customary in the Greater London region for projects similar to the Project, and with the termination date of such insurance not to be earlier than two (2) years following final completion of the Project.

20.2.	Insurance of the Building and the Premises
From the Stage Works Practical Completion Date for Stage 1, the Landlord shall procure that the Building (including the Premises and excluding only Tenant's Personal Property and Tenant's Alterations) is insured in accordance with the terms of the Phase 1 Lease, as if the applicable Lease had been granted to the Tenant on such Stage Works Practical Completion Date.

20.3.	Insurance of the Tenant's Works

(a)
Until the applicable Commencement Date (at which point, the parties' respective risks related to the Tenant's Works for the relevant Phase shall be as stated in the relevant Lease), the Tenant's Works for each Phase shall be at the sole risk of the Tenant and, pending their completion, the Tenant shall maintain such insurance cover in respect of the Tenant's Works as may be appropriate to cover any claim for damage or injury arising from or incidental to the execution of the Tenant's Works.

(b)	If the Landlord so requests, the Tenant shall provide full particulars of such insurance to the Landlord together with evidence of the payment of the premium for such insurance.

20.4.	Payment of insurance moneys refused
If the payment of any insurance moneys is refused or reduced as a result of some act or omission or default of the Tenant or the Tenant's consultants or the Tenant's contractors or others under the control of any of them the Tenant shall pay to the Landlord the amount so refused or reduced on the same payment terms and at the same times as the insurers would otherwise have paid the same.

20.5.	Tenant's obligations
The Tenant shall and shall procure that the Tenant's consultants or Tenant's contractors or others under the control of any of them shall:

(a)
not do or omit to do anything that could cause any policy of insurance effected pursuant to Clause 20.2 to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Tenant shall on written demand pay to the Landlord such increased premium and tax thereof;

(b)
at all times comply with the requirements of the insurers with whom the Landlord effects insurance pursuant to Clause 20.2 so far as such requirements are known by the Tenant and relate to a Premises or the conduct of persons using any part of a Premises; and

(c)	not to do or omit to do anything that could cause a restriction in cover in any policy of insurance effected pursuant to Clause 20.2.

20.6.	Notice by Tenant
The Tenant shall give notice to the Landlord as soon as reasonably practicable after it shall become aware of the happening of any event or thing which might affect or give rise to a claim under any insurance policy effected pursuant to Clause 20.2.

20.7.	Landlord's Obligations.
In the event of any loss or damage to the applicable Shell Building Works and/or Stage Works that amounts to a Contractor Insured Risk, which occurs prior to the applicable Commencement Date (at which point, the parties' respective risks related to the relevant Shell Building Works and/or Stage Works shall be as stated in the relevant Lease), the Landlord shall procure that the Contractor causes the reinstatement of same diligently and with all reasonable speed.

21.	Alienation

21.1.	Dealings
Neither the Tenant nor the Landlord shall assign, charge or otherwise deal with the benefit of this Agreement in whole or part, nor prior to the grant of the Leases make any disposition of the Site, the Building, and/or the Premises, without the consent of the non-assigning party (such consent not to be unreasonably withheld). Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that (a) a change of the Landlord entity's name from “Digital Realty (St. Denis) Sarl” to another entity name that reflects the location of the Site, only, (b) assignments, charges and/or dealings in order to effect and/or comply with financings of all or any portion of the Site in accordance with and subject to Clause 16, above, and (c) the grant of any leases, wayleaves or similar interests relating to the provision of power or fibre infrastructure to the Site in accordance with and subject to the terms of Clause 16 of this Agreement, above, and Clauses 4.8 and 4.10 of Schedule 8 of this Agreement, below, shall not, in any such event, be a breach by Landlord of this Clause 21.1.
Without limiting the terms of Clause 16, above, or Clause 23(a), below, the Tenant may procure an application is made to the Land Registry for the entry on all registered titles to the Land at the Land Registry of a restriction on the proprietorship register in the following terms:

“No disposition of the registered estate, other than a charge, by the proprietor of the registered estate is to be registered without a certificate signed by Rackspace Limited of [•] or their conveyancer that the provisions of Clause 21.1 of the Agreement for Lease dated January __, 2013 between Digital Realty (St. Denis) SÀRL (1) and Rackspace Limited (2) have been complied with or determined”.

21.2
The Tenant covenants with the Landlord that the Tenant shall apply for the withdrawal of the restriction entered against the title to the Land pursuant to Clause 21.1, above, within fifteen (15) Business Days after the first date on which: (a) Commencement Date (D) has occurred; and (b) the Landlord has delivered a written notice to the Tenant requesting such withdrawal (which notice will not be delivered until on or after Commencement Date (D)); or (c) this Agreement has been determined. The terms and provisions of this Clause 21.2 shall survive the expiration of this Agreement.

22.	Effect of this Agreement

22.1.	Representations

(a)
The Tenant acknowledges that in entering into this Agreement it places no reliance on any representation or warranty relating to the Premises other than those, if any, set forth in this Agreement or in a Lease, or which may have been given by the Landlord's Solicitors in written reply to any written enquiry made by the Tenant's Solicitors prior to the date of this Agreement.

(b)	No warranty is given or representation made by the Landlord as to the permitted use of the Premises for planning purposes.

22.2.	Entire Agreement
This Agreement and the Leases represent the entire agreements between the parties relating to the Premises. This Agreement is not capable of being amended except in writing by or with the specific consent of the parties to this Agreement. Except as otherwise expressly provided for in this Agreement, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and a particular Lease, the Lease shall govern and control.

22.3.	No merger
Those terms of this Agreement that remain to be performed after the completion of a Lease will remain in full force and effect and shall not merge with completion of such Lease.

22.4.	Binding Effect
Except as otherwise expressly set forth in this Agreement, all of the covenants, conditions, and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, and permitted successors and assigns.

23.	Announcements

(a)
The Landlord and the Tenant acknowledge and agree that the Tenant may register a notice of this Agreement, and any other notice or restriction reasonably necessary to carry out the agreements of the parties as set forth in this Agreement (including, without limitation, the agreements set forth in Clause 16, above), at the Land Registry (collectively, the “AFL Notice”); provided that Tenant has obtained Landlord's prior written approval of the form of each such notice and/or restriction, such approval not to be unreasonably withheld, conditioned or delayed. Subject to provision by Landlord of completed forms EX1 and EX1A (each in a form which shall have been previously approved by the Landlord and the Tenant (each acting reasonably)), and a cheque for the requisite fee, which must be delivered by the Landlord within ten (10) Business Days after the first date on which the Landlord has Completed the Acquisition of the Site under Schedule 8 attached hereto and completes registration of its freehold interest in and to the Site at the Land Registry (provided that the forms have been approved prior to such date; otherwise, such forms will be delivered within ten (10) Business Days after such approval), then Tenant shall, simultaneously with the Tenant's application to register the AFL Notice, submit to the Land Registry such approved forms EX1 and EX1A.

(b)
Without limiting the terms and provisions of Clause 23(a), above, neither the Landlord nor the Tenant shall make any public announcement relating to the terms of this Agreement or the fact that the Premises are to be used for the Permitted Use or occupied by the Tenant without the prior written consent of the other (save where such announcement is required to be made by law or any regulatory body) (or is permitted under the terms of this Agreement).

24.	Disputes

24.1.	References to a Chartered Surveyor
Where this Agreement provides that a dispute between the parties shall be determined by reference to this Clause 24, the dispute shall be referred to a Chartered Surveyor agreed upon by the parties or, in default of agreement within ten (10) Business Days of either party requiring the other to consent to the appointment of a Chartered Surveyor, appointed at the request of either party by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors. Notwithstanding the foregoing, in the event any dispute to be determined under this Clause 24 is of a technical nature and is not customarily referred to a Chartered Surveyor, then such dispute shall be referred to an expert (each, an “Expert”), who will act as an expert and not as an arbitrator, as set forth below in this Clause 24. If any such Expert is not agreed upon by Landlord and Tenant within ten (10) Business Days of either party requiring the other to consent to the appointment of such Expert, the Expert shall be chosen by the Chief Executive Officer for the time being of the Centre for Effective Dispute Resolution or its replacement organisation from time to time. The terms and conditions set forth Clauses 24.3 - 24.8, below, with respect to Chartered Surveyors shall apply to Experts.

24.2.	Role of the Chartered Surveyor
Any reference to a Chartered Surveyor shall, if the parties agree in writing within ten (10) Business Days of the Chartered Surveyor's appointment, be deemed to be a reference to an expert but shall otherwise be deemed to be a reference to an arbitrator pursuant to the Arbitration Act 1996.

24.3.	Provisions for an expert
If the Chartered Surveyor acts as an expert:

(a)	the parties shall be invited to and shall be entitled to submit to him representations and cross-representations with such supporting evidence as he shall reasonably consider necessary;

(b)	he shall have proper regard to any representations and cross-representations made in making his decision;

(c)	he shall deliver his decision in writing giving reasons for his decision; and

(d)	the reference to him shall include authority to determine in what manner and proportions, if any, all the costs of the referral shall be borne.

24.4.	Decision of the Chartered Surveyor
Subject to the provisions of Clause 24.5, the decision or award of the Chartered Surveyor shall be final and binding on the parties.

24.5.	Questions of Law
The parties agree that either party may:

(a)	appeal to the High Court on any question of law arising out of the Chartered Surveyor's award or decision; and

(b)	apply to the High Court to determine any question of law arising during the reference to the Chartered Surveyor.

24.6.	Replacement of the Chartered Surveyor
The parties may require any dispute or difference to be referred to a different Chartered Surveyor, to be appointed under Clause 24.1, if either of them reasonably considers that the Chartered Surveyor appointed to decide the dispute or difference is not appropriately qualified to determine the dispute or difference.

24.7.	Incapacity of the Chartered Surveyor

(a)
If the Chartered Surveyor dies or otherwise ceases to act as Chartered Surveyor before the making of his final determination, the parties shall promptly appoint another Chartered Surveyor in accordance with Clause 24.1.

(b)	No further Chartered Surveyor shall be entitled to disregard any direction of the former Chartered Surveyor or to revise any award or decision of the previous Chartered Surveyor.

24.8.	Fees of the Chartered Surveyor
The fees of the Chartered Surveyor shall be borne by Landlord and Tenant in equal proportions or, where the Chartered Surveyor decides fee apportionment, in whatever proportion as the Chartered Surveyor decides having regard (amongst other things) to the conduct of Landlord and Tenant.

25.	Limitation of Liability

(a)
The Tenant and the Landlord each hereby waives all of its rights (if any) in respect of any claims for loss of profits or loss of business of any kind arising from any breach by the other party of its obligations contained in this Agreement.

(b)
Neither the Landlord nor the Tenant shall be entitled to recover, by way of general damages, losses or costs which it incurs to the extent they exceed those which would otherwise have been recoverable by it if it had taken such steps as would have been reasonable for it to take in the relevant circumstances to mitigate such losses or costs.

(c)
Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the terms and provisions of this Clause 25 shall not limit, alter, modify, impair, or otherwise affect the express remedies of Tenant set forth in Clause 32 below.

26.	Consequential Damages
Under no circumstances whatsoever shall the Landlord or the Tenant ever be liable under this Agreement for Lease for consequential damages, incidental damages, indirect damages, or special damages or for loss of profit, loss of business opportunity or loss of income. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the terms and provisions of this Clause 26 shall not limit, alter, modify, impair, or otherwise affect the express remedies of Tenant set forth in Clause 32 below.

27.	Service of Process

27.1.	The Landlord

(a)
The Landlord shall at all times maintain instructions to a firm of solicitors practicing in England or such reputable company that provides company secretarial services whose name and address the Landlord shall notify in writing to the Tenant as soon as such firm or company accepts instructions and in any event within ten (10) Business Days of the date of this Agreement) to accept service of all notices, communications and proceedings which may be served on the Landlord in connection with this Agreement. In that regard, the Landlord irrevocably appoints Digital Realty (UK) Limited of 71 Fenchurch Street, London, EC3M 4BS as its agent for service of process in relation to any English court proceedings in connection with this Agreement.

(b)	If the agent changes its address to another address in England, the Landlord will notify the other parties of the new address within seven (7) days.

(c)
If the agent ceases to be able to act as agent or to have an address in England, the Landlord will appoint a new agent acceptable to the other parties (acting reasonably) within seven (7) days. If it fails to do so, any other party may appoint another agent on its behalf for this purpose.

(d)	Service on an agent appointed for the purposes of this Clause shall be deemed to be valid service whether or not the process is received by the Landlord.

(e)	Nothing in this Agreement shall affect the other parties' right to serve process in any other manner permitted by law.

27.2.	The Tenant

(a)
The Tenant irrevocably appoints Rackspace Limited of 5 Millington Road, Hayes, Middlesex UB3 4AZ, United Kingdom, Attn: VP Legal International & Company Secretary, with notice e-mail addresses of: (i) Legalemea-uk@rackspace.co.uk; and (ii) VP Legal International & Company Secretary, as its agent for service of process in relation to any English court proceedings in connection with this Agreement.

(b)	If the agent changes its address to another address in England, the Tenant will notify the other parties of the new address within seven (7) days.

(c)
If the agent ceases to be able to act as agent or to have an address in England, the Tenant will appoint a new agent acceptable to the other parties (acting reasonably) within seven (7) days. If it fails to do so, any other party may appoint another agent on its behalf for this purpose.

(d)	Service on an agent appointed for the purposes of this Clause by physical delivery and e-mail notification shall be deemed to be valid service whether or not the process is received by the Tenant.

(e)	Nothing in this Agreement shall affect the other parties' right to serve process in any other manner permitted by law.

28.	Governing law and jurisdiction

28.1.	Governing law
This Agreement shall be governed by and construed in accordance with English law.

28.1.	Jurisdiction
Subject to the terms and provisions of Clause 24, each party irrevocably submits to the non-exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.

28.2.	Intentionally Omitted.

28.3.	Severability.
If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (to the extent only that it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

29.	Rights of third parties
Except as expressly set forth in this Agreement, the parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

30.	Intentionally Omitted.

31.	Counterparts and Notice

31.1.	Any number of counterparts
This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

31.2.	Each counterpart an original
Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

31.3.	Notices
Any notice which may or shall be given under the provisions of this Agreement shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), or (iv) e-mail (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord and/or

Digital, to the addresses specified in Item 11 of the Basic Lease Information included as part of each Lease, or if for Tenant and/or Rackspace, at the addresses specified in Item 3 of said Basic Lease Information. Such address(es) may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, (c) the date the facsimile is transmitted (provided a confirming copy is forwarded by reputable overnight courier service within 24 hours thereafter), or (d) the date the e-mail is transmitted (provided a confirming copy is forwarded by reputable overnight courier service within 24 hours thereafter). Relative to any approvals to be obtained by either Landlord or Tenant from the other party under this Agreement, the requesting party will indicate in the relevant notice or deliverable(s) with respect to which any such approval is sought, the specified time frame within which such approval (or disapproval) must be returned to the requesting party, provided such a time frame is specified in this Agreement. For the avoidance of doubt, Landlord and Tenant agree that the terms and provisions of this Clause 31.3 do not apply to service of process in relation to any English court proceedings in connection with this Agreement, which service of process shall be governed by the terms and conditions set forth in Clauses 27.1 and 27.2, above.

32.	Termination Rights, Penalties, Default and Remedies
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33.	Guaranty Provisions - Digital.
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34.	Guaranty Provisions - Rackspace.
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35.	Intentionally deleted.

36.	Building-2 Site.
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36.9    The terms and provisions of this Clause 36 shall survive the expiration of this Agreement.
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CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND ESCHANGE COMMISION. BOXES AND ASTERIXES DENOTE SUCH OMISSION

Execution:
The parties have shown their acceptance of the terms of this Agreement by executing it below.
LANDLORD:
as a deed on behalf of                    )
DIGITAL REALTY (ST. DENIS) S.À.R.L        )
a company incorporated in Luxembourg,         )
by David Glennane, being a person who,         )
in accordance with the laws of that territory,         )
is acting under the authority of the Company:    )    /s/ David Glennane
Director
TENANT:
as a deed on behalf of                    )
RACKSPACE LIMITED                )
a company registered in England & Wales,         )
by Tiffany Lathe, being a person who,         )
in accordance with the laws of that territory,         )
is acting under the authority of the Company:    )    /s/ Tiffany Lathe
Vice President & Company
Secretary
Executed below by Digital merely to acknowledge Digital's potential obligations under and pursuant to Clause 33, above:
DIGITAL:
)
as a deed on behalf of                    )
DIGITAL REALTY TRUST, L.P.,            )
a limited partnership formed in Maryland, acting    )
by Scott Peterson, of Digital                )
Realty Trust, Inc., the General Partner of Digital    )
Realty Trust, L.P., being a person who, in        )
accordance with the laws of that territory, is acting     )
under the authority of the Partnership:        )    /s/ Scott Peterson
Chief Acquisitions Officer

Executed below by Rackspace merely to acknowledge Rackspace's potential obligations under and pursuant to Clause 34, above:
RACKSPACE:
as a deed on behalf of                    )
RACKSPACE HOSTING, INC.            )
a corporation formed in Delaware,             )
by Alan Schoenbaum, being a person who,         )
in accordance with the laws of that territory,         )
is acting under the authority of the Corporation:    )    /s/ Alan Schoenbaum
Senior Vice President, General Counsel & Company Secretary

Schedule 1.1    Base Specification - Initial
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Schedule 1.2     Base Specification - Final
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Schedule 2    Commissioning Criteria
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Schedule 3    Form of Commissioning Complete Letter
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Schedule 4    Form of Lease
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Schedule 5    Intentionally Omitted
Schedule 6    Committed Take Down Schedule/Initial Target Dates
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Schedule 7    Development Costs
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Schedule 8    Site Acquisition
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Schedule 9    Definitions
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Schedule 10    Default Design Scope Summary
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Schedule 11    Early Access
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Schedule 12    Landlord's Excluded Materials
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